Exhibit 10.1
AMENDED AND RESTATED
STRATEGIC ALLIANCE AGREEMENT
(Nicotinic Alpha-7 Program)

among

F. Hoffmann-La Roche Ltd

and Hoffmann-La Roche Inc.

and

Memory Pharmaceuticals Corp.

Schedules and Exhibits

SCHEDULE 1	COMPOUND 3454 DATA AND REPORTS

SCHEDULE 2	INTENTIONALLY OMITTED

SCHEDULE 3	[*] GUIDELINES FOR COMPOUNDS

SCHEDULE 4	END OF PHASE I CRITERIA

EXHIBIT A	WORKPLAN

EXHIBIT B	PAYMENTS WITH RESPECT TO 3454 PRODUCTS

EXHIBIT C	PAYMENTS WITH RESPECT TO MEMORY PRODUCTS

EXHIBIT D	PAYMENTS WITH RESPECT TO COLLABORATION PRODUCTS

EXHIBIT E	ROYALTIES WITH RESPECT TO 3454 PRODUCTS

EXHIBIT F	ROYALTIES WITH RESPECT TO MEMORY PRODUCTS
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EXHIBIT G	ROYALTIES WITH RESPECT TO COLLABORATION PRODUCTS

EXHIBIT H	INTENTIONALLY OMITTED

EXHIBIT I	MEMORY PATENT RIGHTS

EXHIBIT J	MEMORY PATENT RIGHTS PRIMARILY APPLICABLE TO MEMORY SCREENING TECHNOLOGY

EXHIBIT K	HEADS OF AGREEMENT FOR CO-PROMOTION OF 3454 PRODUCT

EXHIBIT L	INCLUDED ROCHE COMPOUNDS
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ii

AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT
          This AGREEMENT, having a date of February 27, 2006, is made by and among, on the one hand, F. HOFFMANN-LA ROCHE LTD, a Swiss corporation having its principal place of business at Grenzacherstrasse 124, CH-4070, Basel, Switzerland and HOFFMANN-LA ROCHE INC., a New Jersey corporation, having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110 (collectively “Roche”) and, on the other hand, MEMORY PHARMACEUTICALS CORP., a Delaware corporation, having its principal place of business at 100 Philips Parkway, Montvale, New Jersey 07645 (“Memory”). This “Agreement” means this Amended and Restated Strategic Alliance Agreement, as hereafter amended or otherwise modified.
INTRODUCTION
1.	Memory has a research and development program relating to the neuronal nicotinic alpha-7 receptor (“Memory’s Program”), and owns related intellectual property rights.

2.
Roche has a research and development program relating to the neuronal nicotinic alpha-7 receptor, and owns related intellectual property rights (“Roche’s Program” and together with Memory’s Program, the “Program”).

3.	Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical products.

4.
Memory and Roche previously entered into a Strategic Alliance Agreement dated August 19, 2003 with respect to Memory’s Program (the “Original Strategic Alliance Agreement”) and Memory and Roche desire to amend and restate the Original Strategic Alliance Agreement in its entirety.

5.
In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Memory and Roche hereby amend and restate the Original Strategic Alliance Agreement in its entirety and agree as follows:

Article 1. Definitions
          As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
1.1
“Affiliate” means (a) a business entity which owns, directly or indirectly, at least fifty percent (50%) of the voting shares or other means of control of a Party; or (b) a business entity in which at least fifty percent (50%) of the voting shares or other means of control are owned by a Party, either directly or indirectly; or (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party. Anything to the contrary in this paragraph notwithstanding, [*] a Delaware corporation, shall not be deemed an Affiliate of Roche unless Roche provides written notice to Memory of its desire to include [*] as an Affiliate of Roche. Notwithstanding

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the preceding provisions, once an entity ceases to be an Affiliate, then such entity shall, without any further action, cease to have any rights, including license and sublicense rights, under this Agreement that it has by reason of being an Affiliate.

If [*] does not agree to be bound by the terms and conditions of this Agreement, then [*] shall have none of the rights and obligations of an Affiliate of Roche under this Agreement, and [*] shall be treated as a Third Party under this Agreement and, accordingly, Roche may not grant a sublicense to [*] except as provided in Section 2.4 hereof.

1.2	“Agreement Term” means the term of this Agreement, more fully described in Section 16.2.

1.3
“Bioequivalent Product” means, with respect to a given Product sold in a given country of the Territory by Roche, its Affiliate or sublicensee, a product sold by a Third Party in such country containing the same or similar compound (or an acid, salt or ester thereof) as such Product.

1.4
“Change of Control” means (i) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of the company and its subsidiaries, taken as a whole, to a person (or entity) or group of persons (or entities) acting together, (ii) any merger, consolidation or other business combination or refinancing or recapitalization of the company as a result of which the voting securities of the continuing or surviving entity issued in respect of the company’s voting securities outstanding immediately prior to the transaction represent less than [*] % of the total issued and outstanding voting securities of the continuing or surviving entity immediately following such transaction, (iii) any transaction or series of transactions in or as a result of which any “person” (as that term is defined in Sections 3(a)(9) or 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the company representing [*] % or more of the total voting power represented by the company’s then outstanding voting securities, and (iv) whether by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction persons who are directors of the company immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute [*] of the Board of Directors of the company or any successor entity immediately following such proxy contest or the consummation of such transaction.

1.5
“Collaboration Compound” means (a) a compound (or a prodrug or metabolite thereof) other than a Memory Compound or Compound 3454, which is: (i) a nicotinic alpha-7 agonist [*] that is conceived, acquired or Controlled by either Party prior to the date hereof and (ii) has previously been demonstrated by either Party to have Threshold Activity prior to the Effective Date or during the Extended Period [*] or (b) a compound (or a prodrug or metabolite thereof), other than a Memory Compound or Compound

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3454, which is: (i) a nicotinic alpha-7 agonist [*] is conceived, acquired or Controlled by either party after the date hereof and prior to the end of the Extended Period and (ii) demonstrated by either Party to have Threshold Activity prior to the end of the Extended Period.

1.6
“Collaboration Patent Rights” means all Patent Rights other than Memory Patent Rights that Memory and/or Roche owns or Controls during the Agreement Term that Cover any Collaboration Compound and/or relating to any other invention conceived, acquired or Controlled by either Party during the Extended Period.

1.7	“Collaboration Product” means any pharmaceutical product that includes, in whole or as a component, a Collaboration Compound as an active ingredient thereof.

1.8
“Combination Product” means any product containing both a pharmaceutically active agent which causes it to be considered a Product and one or more other pharmaceutically active agents which are not Products.

1.9
“Composition of Matter Claim” means, for a given Product in a given country of the Territory, a Valid Claim of a Memory Patent Right and/or a Collaboration Patent Right that Covers the molecule per se of any compound that is included in such Product, in whole or as a component thereof, as an active ingredient of such Product.

1.10	“Compound” means any Memory Compound, Collaboration Compound or, from and after the date that Roche obtains a License to Compound 3454 pursuant to Section 2.1 hereof, Compound 3454.

1.11	“Compound 3454” means the compound developed by Memory, designated as “compound 3454” [*].

1.12
“Control” (including the variations such as “Controls” or “Controlled”) means with respect to a Party and as to any material, data, information or intellectual property right, that such Party owns, co-owns or has a license to such material, data, information or intellectual property right and has the ability to grant access a license, or a sublicense to such material, data, information or intellectual property right to the other Party and its Affiliates and Sublicensees for use or application as provided herein, without violating an agreement with, or infringing any rights of, a Third Party.

1.13
“Cover” (including the variations such as “Covered”, “Coverage” or “Covering”) shall mean that the making, using, offering for sale, selling, importing or exporting of a given product would infringe a claim of a Patent Right in the absence of a License under such Patent Right. The determination of whether a product is Covered by a particular Patent Right shall be made on a country-by-country basis.

1.14
“Effective Date” means the date that all conditions subsequent under Section 16.1 have occurred provided that if Section 16.1 is inapplicable, Effective Date means the date on which this Agreement was last executed by Memory or Roche.

1.15	“End of Phase I” means the date that all Phase I clinical trials have been completed.
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1.16	“End of Phase IIa” means the date that all Phase IIa clinical trials have been completed.

1.17	“Europe” means the United Kingdom, Germany, Italy, France and Spain.

1.18	“Event” means any of the events listed in Section 5.9 hereof and Exhibits B through G hereto with respect to which payments are required to be made by Roche to Memory as provided therein.

1.19	“Extended Period” means the period commencing on the Effective Date and ending on the later of (a) the date that is six (6) months after the end of the Strategic Alliance Term and (b) March 31, 2008.

1.20	“Field” means prophylaxis and treatment of diseases, in all indications, for either human or veterinary use.

1.21	“FTE” means a full-time equivalent scientific person year, consisting of a total of 1840 hours per year of scientific work on an annualized basis, in the conduct of the Program.

1.22	“Included Roche Compounds” means the compounds listed on Exhibit L [*].

1.23	“IND” means an Investigational New Drug Application filed with the US Food and Drug Administration (“FDA”) for human clinical testing of a drug.

1.24	“Indication” means a Neurological Indication, a Psychiatric Indication or an Other Indication.

1.25	“Initiation of Phase I” means the date that a human is first dosed with a Product in a Phase I clinical trial.

1.26	“Initiation of Phase IIa” means the date that a patient is first dosed with a Product in a Phase IIa clinical trial.

1.27	“Initiation of Phase III” means the date that a patient is first dosed with a Product in a Phase III clinical trial.

1.28	“Invention” means an invention that is made in the conduct of the Strategic Alliance.

1.29	“Joint Patent Rights” means all Patent Rights that Memory and Roche jointly own, or otherwise jointly have the right to grant the licenses herein, during the Agreement Term.

1.30	“JSC” means the committee organized and operating as provided in Article 7.

1.31
“Know-How” means data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Product in the Territory.

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1.32
“Launch” means, with respect to a Product in a country of the Territory, the date of the first commercial sale by Roche, its Affiliate or its sublicensee of the given Product in the given country after Regulatory Approval, if any, in such country.

1.33
“License Exercise Period” means, with respect to Compound 3454, the sixty (60) day period immediately following the later of the End of Phase IIa or the date of delivery by Memory to Roche of the data and reports specified in Schedule 1 related to such Compound 3454.

1.34	“License Rights Maintenance Fees” means, with respect to any Product, the payments by Roche to Memory pursuant to Section 4.4 hereof.

1.35	“Major Market Countries” means the US, Canada, Japan and Europe.

1.36
“Memory Compound” means any compound which is a nicotinic alpha-7 agonist [*] (a) (i) the composition of matter of which is Covered in the United States by any of the Memory Patent Rights as of the Effective Date or (ii) that is listed in a letter of even date from Memory to Roche and (b) demonstrated by either Party to have Threshold Activity prior to the Effective Date or during the Extended Period provided that Compound 3454 is not a Memory Compound.

1.37
“Memory Know-How” means all Know-How that Memory owns or Controls during the Extended Period and thereafter, to the extent necessary for the discovery, manufacture, development, making use, sale or commercialization of Product in the Territory, during the Agreement Term.

1.38
“Memory Patent Rights” means all Patent Rights that Memory owns, or otherwise has the right to grant the licenses herein, (a) as of the Effective Date, and listed in Exhibit I hereto, (b) that Covers a Memory Compound during the Agreement Term or (c) if Roche exercises the License to Compound 3454, that Covers Compound 3454 during the Agreement Term.

1.39	“Memory Product” means any pharmaceutical product that includes, in whole or as a component, any Memory Compound as an active ingredient thereof.

1.40	“NDA” means a New Drug Application filed with the FDA, or its foreign equivalent, for a drug.

1.41	“NDA Filing” means for a given Product, the date that an NDA is filed for the Product.

1.42	“Net Sales” and the related term “Adjusted Gross Sales” mean:

“Adjusted Gross Sales” means the amount of gross sales of the Product invoiced by Roche, its Affiliates and its sub-licensees to independent third parties less deductions of returns and return reserves (such reserves consistent with Generally Accepted Accounting Principles) (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls), rebates to the extent consistently applied by Roche to its products (price reductions, rebates to social and

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welfare systems, charge backs and charge back reserves (such reserves consistent with Generally Accepted Accounting Principles), cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Roche on a product-by-product basis)), government mandated rebates and similar types of rebates (e.g., P.P.R.S, Medicaid, each as consistently applied by Roche to its products), volume (quantity) discounts, each as consistently applied by Roche to its products, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), it being understood that income and capital gains taxes are not the type of taxes contemplated as a deduction in this definition of Adjusted Gross Sales.

“Net Sales” means, for the US, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [*] percent ([*]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for within Roche on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, and cash discounts).

“Net Sales” means, for the ROW Territory, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [*] percent ([*]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for within Roche on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, and cash discounts).

Notwithstanding the foregoing, amounts received by Roche, its Affiliates and sublicensees for the sale of Product among Roche, its Affiliates or sublicensees for resale shall not be included in the computation of Adjusted Gross Sales and Net Sales.

1.43
“Neurological Indication” means prophylaxis or treatment of Alzheimer’s disease (including management of psychotic symptoms of Alzheimer’s disease), prophylaxis or treatment of mild cognitive impairment (“MCI”) or treatment of vascular dementia.

1.44	“Other Indication” means any indication other than a Neurological Indication or a Psychiatric Indication.

1.45	“Party” means Roche and/or Memory.

1.46
“Patent Right” means all rights under any patent or patent application in any country of the Territory, including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuations-in-part thereof, relating to the discovery, manufacture, development or commercialization of nicotinic alpha-7 agonist [*] compounds in the Territory.

1.47	“Phase I” means the first phase of human clinical trials of a drug required by the US FDA to gain evidence of safety in volunteers, as described in 21 CFR Part 312, as it may be amended.
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1.48
“Phase II” means the second phase of human clinical trials of a drug required by the US FDA to gain evidence of efficacy in the target population, determine optimal dosage, and obtain expanded evidence of safety for Product(s), as described in 21 CFR Part 312, as it may be amended.

1.49
“Phase IIa” means one or more Phase IIa trials (at least one of which is conducted in a Major Market Country) collectively designed to demonstrate preliminary proof of clinical efficacy using medically recognized surrogate markers or end points.

1.50
“Phase IIb” means one or more Phase IIb trials (at least one of which trials was conducted in a Major Market Country) collectively designed to demonstrate efficacy of a pharmaceutical product in a target population and/or to establish the optimal dosing regimen for such product.

1.51
“Phase III” means the third phase of human clinical trials of a drug required by the US FDA to gain evidence of efficacy in the target population, and obtain expanded evidence of safety for Product(s), as described in 21 CFR Part 312, as it may be amended.

1.52
“Product” means any and all products that include, in whole or as a component thereof, a Memory Compound, Collaboration Compound or, after Roche obtains a License to Compound 3454 pursuant to Section 2.1 hereof, Compound 3454, as an active ingredient thereof.

1.53	“Psychiatric Indication” means schizophrenia (including management of the manifestations of symptoms of schizophrenia), depression, bipolar disorders, anxiety and ADHD.

1.54	[*] means, with respect to any Compound, [*].

1.55	[*] means, with respect to any Compound, [*].

1.56
“Regulatory Approval” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.57	“Roche Patent Rights” means all Patent Rights that Roche owns, or otherwise has the right to grant the licenses herein, during the Agreement Term.

1.58	“ROW Territory” means all countries and territories other than the US.

1.59
“Strategic Alliance” means discovery and development by Memory and/or Roche and its Affiliates of pharmaceuticals acting against nicotinic alpha-7 receptor and development and commercialization of such pharmaceuticals by Roche and/or Memory, as provided for in this Agreement.

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1.60	“Strategic Alliance Term” means the period commencing on the Effective Date and ending on December 31, 2007, as such period may be extended by mutual agreement of the Parties in writing.

1.61	“Territory” means all countries and territories in the world.

1.62	“Third Party” means a person or entity other than (i) Memory or any of its Affiliates, or (ii) Roche or any of its Affiliates.

1.63	“Threshold Activity” means [*].

1.64	“3454 Product” means any pharmaceutical product that includes, in whole or as a component, the Compound 3454 as an active ingredient thereof.

1.65	“US” means the United States of America and its possessions and territories, including Puerto Rico.

1.66
“Valid Claim” means a claim in any (i) unexpired and issued Memory Patent Right or Collaboration Patent Right that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction or government agency or (ii) pending patent application that is a Memory Patent Right or Collaboration Patent Right, which application has been on file with the applicable patent office for no more than ten (10) years and for which there has been reasonably consistent activity to advance to issuance of a patent.

Article 2. Grants
2.1
Grants. Subject to the terms and conditions of this Agreement, Memory hereby grants to Roche a sole and exclusive license, including the right to grant sublicenses pursuant to Section 2.4, under the Memory Patent Rights and Memory’s interest in the Collaboration Patent Rights and to use the Memory Know-How, to make, use, offer for sale, sell, import and export all Products other than Compound 3454 in the Territory for use in the Field. Subject to the terms and conditions of this Agreement, during the License Exercise Period, Roche shall have the right with respect to Compound 3454 to obtain a sole and exclusive license, including the right to grant sublicenses pursuant to Section 2.3, under the Memory Patent Rights and Memory’s interest in the Collaboration Patent Rights and to use the Memory Know-How, to make, use, offer for sale, sell, import and export such Compound 3454 and 3454 Products in the Territory for use in the Field (a “License”). In addition, subject to the terms and conditions of this Agreement, Memory hereby grants to Roche a non-exclusive license, including the right to grant sublicenses pursuant to Section 2.4, under any additional patent rights that Memory Controls to the extent necessary to make, use, offer for sale, sell, import and export (i) all Products other than Compound 3454 in the Territory for use in the Field and (ii) if Roche exercises the right to obtain the license for Compound 3454, Compound 3454. The right of Roche to obtain a License to Compound 3454 as provided in this Section 2.1 shall be exercisable by Roche giving written notice to Memory and making or having made payment to Memory of all License Rights Maintenance Fees for such Product under Section 4.4 with respect to a License for a Product for an Indication. If Roche exercises such right as provided

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herein, Memory shall be deemed to have granted such License hereunder without any requirement for further action by or on behalf of either Party.

Nothing in this Agreement grants to Roche any right or license to use Memory Know-How for any purpose other than to make, use, offer for sale, sell, import and export Products in the Territory for use in the Field. Further, nothing in this Agreement shall limit the right of Memory to use Memory Know-How for any purpose other than the making, using, offering for sale, selling, importing or exporting Products in the Territory for use in the Field.

2.2	Intentionally Omitted.

2.3
Restrictions on Third Party Rights. Memory shall not grant any license or rights to a Third Party with respect to Compound 3454 or itself commercialize Compound 3454 unless and until Roche has declined or failed to exercise its right to obtain a License to such compound pursuant to Sections 2.1 and 16.4(a) hereof. In the event that Roche so declines or fails to exercise its right to obtain a License to such compound, Memory shall be free to license or grant any rights to a Third Party with respect Compound 3454 and/or itself commercialize Compound 3454.

2.4
Sublicense Rights. The rights and licenses granted to Roche under Section 2.1 shall include the right to grant sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part, solely to the extent necessary to make, use, offer for sale, sell, import or export Products in the Territory for use in the Field. If Roche grants such a sublicense, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sublicensee to the same extent as they apply to Roche for all purposes. Roche assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate or Third Party sublicensee and will itself account to Memory for all payments due under this Agreement by reason of such sublicense.

Roche shall not sublicense its rights to offer a Memory Product for sale or sell a Memory Product in a Major Market Country [*] without the prior written consent of Memory which shall not be unreasonably withheld. With respect to any 3454 Product, Roche shall not have the right to sublicense the rights granted to Roche under Section 2.1 to any Third Party with respect to any 3454 Product, except upon the prior written approval of Memory, which approval Memory shall not unreasonably withhold.

Any sublicense may, at the written election of Memory, continue in full force and effect after the termination of any of the underlying licenses granted herein to Roche (the foregoing shall apply to a termination in whole or in part of such underlying licenses). Upon the licenses granted herein to Roche becoming fully paid up pursuant to Section 16.1(b), any and all sublicenses granted by Roche similarly shall become fully paid up as to Memory.

2.5	Memory Co-Promotion Right. Memory shall have the right to co-promote in the US each Product containing Compound 3454, in accordance with the provisions of Exhibit K
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hereto. Within forty-five (45) days after the end of Phase II with respect to any such Product, Roche shall provide Memory with (i) the results and analysis of Phase II studies, and (ii) Roche’s then final, approved Phase III development plan (including budget). Memory shall exercise its co-promotion right with respect to any such Product by (a) giving written notice thereof to Roche within forty-five (45) days after receipt of the items described in the immediately preceding sentence, and (b) making a one-time payment to Roche in the amount of [*] percent ([*]%) of Roche’s budgeted Phase III global development costs for such Product as set forth in Roche’s then final, approved Phase III development plan (including budget). If Memory exercises its right to co-promote any such Product in the US, the royalties otherwise payable by Roche to Memory hereunder with respect to the Net Sales of such Product in the US shall be reduced by [*] percent ([*]%). Upon Memory’s exercise of its co-promotion right with respect to any such Product, the Parties shall negotiate in good faith and enter into a Co-Promotion Agreement consistent with terms set forth in Exhibit K hereto.

2.6
Requirement to Divest. If Roche is required by a relevant government authority in a given country of the Territory to divest rights to a Memory Compound, Compound 3454, 3454 Product, and/or a Memory Product with respect to which Roche has not commenced the Initiation of Phase III, then Roche shall use its reasonable best efforts to obtain authority to fulfill such requirement by returning rights to Memory to the Memory Compound, Compound 3454, 3454 Product and/or Memory Product, as the case may be, in accordance with Section 16.5.

Article 3. Diligence
3.1
Diligence. Memory shall use reasonable diligence in proceeding with the development of Compound 3454 through the End of Phase IIa. Roche shall use reasonable diligence in proceeding in the Major Market Countries with the development [*] of at least one Compound [*].

Reasonable diligence as used in this Agreement shall mean the same standard of effort as used by the Parties, or in any case not less than common in the industry taken as a whole for similarly situated companies for the activities to be undertaken pursuant to this Agreement, including, in the case of Roche, the development, clinical testing, manufacturing, marketing and sale of a product which (i) must receive regulatory approval in Major Market Countries and (ii) has similar potential for an Indication as the compounds for which Roche has obtained a license hereunder, taking into account scientific, business and marketing and return on investment considerations. It is understood that such compound potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations. The Parties also acknowledge that, even within the Major Market Countries, Roche and its Affiliates do not always seek to market their own products in every such country or seek to obtain regulatory approval in every such country or for every potential indication or every compound that has potential for an indication. As a result, the exercise by Roche of reasonable diligence is to be determined by judging its efforts taken as a whole.

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If either Party believes in good faith that the other Party has failed to utilize reasonable diligence as required by this Section 3.1, then such Party may give the other Party written notice of such alleged failure, identifying the nicotinic alpha-7 agonist [*] compound or Product (if known) and giving specific detailed reasons of such allegation. Within sixty (60) days following the other Party’s receipt of any such notice (“Response Period”), the other Party shall have the right to provide such Party with a written response specifying, in reasonable detail, how it has used reasonable diligence as required hereby.

If the other Party has failed to provide within the Response Period a written response, in reasonable detail, indicating the manner in which it is in compliance with its obligations under this Section 3.1 or in which it has remedied any breach thereof, or the other Party has failed within the Response Period to remedy any breach of its obligations under this Section 3.1, then the non-defaulting Party shall have the right to terminate this Agreement, in whole or in part, as described in this Section 3.1, upon written notice to such Party effective as of the end of the Response Period.

In the event of a dispute between the Parties with respect to whether either Party has complied with its obligation under this Section 3.1, then such dispute shall be resolved in accordance with Article 17. The consequences of any termination under this Section 3.1 are set forth in Section 16.5 and Article 17.

3.2	Effect of Merger on Diligence.
(a)
Acquisition of Roche. If (i) substantially all of the pharmaceutical business of Roche becomes merged or acquired or (ii) Roche acquires substantially all of the pharmaceutical business of an entity having an average annual pharmaceutical preclinical research expenditure in excess of [*] dollars (US $[*]) per year, then at any time during the period from a public announcement by Roche of its intention to effect such merger or acquisition (each such transaction described in clauses (i) and (ii) being hereinafter called a “Transaction”) through [*] after the closing of such Transaction, Memory shall have the right to request in writing to the Head of Global Pharmaceuticals of Roche a status of and future plans for the progress of development and commercialization of Products (“Status Request”). This right may be exercised by Memory not more than [*].

If, following a Status Request, Memory believes in good faith that Roche has failed to progress development and commercialization of Products solely because of the Transaction, then Memory may give Roche written notice of such alleged failure, identifying the Product and region at issue and giving specific detailed reasons of such allegation. Within [*] days following Roche’s receipt of any such notice from Memory (“Status Response Period”), Roche shall have the right to provide Memory with a written response specifying, in reasonable detail, how the Transaction per se has not had any negative impact on such development and commercialization progress.

If Roche has failed to provide within the Status Response Period a written response, in reasonable detail, indicating the manner in which development and
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commercialization of Products has not failed to progress solely because of the Transaction or in which it has remedied any such failure, or Roche has failed within the Status Response Period to remedy any such failure to progress, then Memory shall have the right to terminate this Agreement, in whole or in part, as described below in this Section 3.2, upon written notice to Roche effective as of the end of the Status Response Period. Memory shall have the right to terminate this Agreement as to any region described in Section 16.4(b) if development and commercialization of the Products has failed to progress solely because of the Transaction with respect to the Products (taken as a whole) in such region. Memory shall have the right to terminate this Agreement in the Territory with respect to any Product if development and commercialization of such Product has failed to progress solely because of the Transaction in at least two of the three regions described in Section 16.4(b). Memory shall have the right to terminate this Agreement in its entirety if development and commercialization of the Products (taken as a whole) has failed to progress solely because of the Transaction in at least two of the three regions described in Section 16.4(b). The Parties confirm and agree that nothing in this Section 3.2 limits the obligations of Roche or the rights of Memory under Section 3.1.

(b)
Change of Control of Memory. Upon a Change of Control of Memory, Roche shall have the right to terminate Memory’s participation in the Strategic Alliance, as provided in Section 7.5(g) hereof provided that any such termination shall not in any manner terminate, reduce or otherwise modify any of Memory’s rights to royalty and event payments hereunder. In addition, upon a Change of Control of Memory, Roche shall have the right to terminate Memory’s participation in Phase I studies and all other work or activities pursuant to Articles 7 and 9 of this Agreement; provided that (i) any such termination shall not in any manner terminate, reduce or otherwise modify any of Memory’s rights to royalty and milestone payments hereunder and (ii) Roche shall complete any Phase I studies then in process.

Article 4. Payments to Memory
4.1	Intentionally Omitted.

4.2	Intentionally Omitted.

4.3	Intentionally Omitted.

4.4
Payments With Respect to Certain Events. Roche shall pay to Memory, in order to maintain its License rights pursuant to Section 2.1 and the other provisions of this Agreement with respect to Compound 3454 and to reimburse Memory for previously incurred research expenditures, and with respect to certain development based Events, the non-refundable and non-creditable payments set forth in Exhibit B hereto upon the first occurrence of the Events relating to Compound 3454 described therein. With respect to each Memory Product and each Collaboration Product, Roche shall pay to Memory, the

[*] CONFIDENTIAL TREATMENT REQUESTED

non-refundable and non-creditable payments set forth in Exhibit C and Exhibit D hereto, respectively, upon the first occurrence of the Events listed therein for such Product.

Each payment required pursuant to this Section 4.4 shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event. Roche will make each of such payments only once for each Product, regardless of the number of Indications for which such Product may be developed or the subject of any Regulatory Approvals.

For the avoidance of doubt, the Parties confirm and agree that no amount payable under this Article 4 shall reduce any royalties payable under Article 5.
Article 5. Royalties
5.1
Royalties. Roche shall pay to Memory the percentage of Net Sales of any 3454 Products, Memory Products and Collaboration Products as set forth in Exhibit E, Exhibit F and Exhibit G hereto, respectively. Such royalty payments shall be calculated by multiplying the percentages set forth in such Exhibit by the annual Net Sales of such Product (all Net Sales amounts in $ US million) set forth in such Exhibit and shall be subject to adjustment as provided in this Article 5.

5.2	Intentionally Omitted.

5.3
Adjustment Related to Other Indications of 3454 Products. Roche shall pay to Memory royalties for a given 3454 Product having a Regulatory Approval for an Other Indication, in an amount equal to [*] of the royalties otherwise payable for such 3454 Product having a Regulatory Approval for a Neurological Indication based upon the Net Sales of such Product, which royalty rate shall be subject to adjustment as provided in this Article 5.

5.4
Adjustment Related to Multiple Indications of 3454 Products. Notwithstanding anything to the contrary contained in Sections 5.1 or 5.2 hereof, in the event that a given 3454 Product has a Regulatory Approval for more than one indication, Roche shall pay royalties to Memory based upon the royalty schedule providing the highest applicable royalty rates for which a Regulatory Approval has been obtained in a Major Market Country. Specifically, if any such 3454 Product is approved for (i) a Neurological Indication in a Major Market Country and for another indication other than a Psychiatric Indication, the royalties payable by Roche to Memory shall be based upon Net Sales of such 3454 Product in the Territory as if all of such Net Sales occurred for such Neurological Indication; (ii) a Psychiatric Indication in a Major Market Country and for an Other Indication, the royalties otherwise payable by Roche shall be based upon Net Sales of such 3454 Product in the Territory as if all of such Net Sales occurred for the Psychiatric Indication; and (iii) multiple Other Indications only, then the royalties payable by Roche to Memory shall be equal to [*] of the royalties otherwise payable under the royalty schedule for a 3454 Product approved for a Neurological Indication.

5.5
Term of Royalty Payments. Roche shall calculate and make royalty payments to Memory under this Article 5 commencing on Launch in any country. The Net Sales of a given country shall be included for purposes of calculating royalties under this Section until the later of (a) expiration of the last to expire of Composition of Matter Claim in

[*] CONFIDENTIAL TREATMENT REQUESTED

such country and (b) ten (10) years from the Launch of such Product in such country. With respect to the ten (10) year period, the EU will be considered as one country.

5.6
Adjustments Related to Valid Claims. For a given Product, if in, or with respect to, a country of the Territory no Valid Claim Covers such Product, then Roche may calculate royalties for such Product using [*] percent ([*]%) of the amount Roche would have used for such country to calculate royalties for such Product if a Valid Claim Covered such Product in such country unless prior to ten years from the Launch of such Product in, or with respect to, such country (EU considered as one country) a Valid Claim Covering such Product exists in, or with respect to, such country in which case Roche shall resume calculating royalties using [*] percent ([*]%) of such amount.

5.7
Adjustments Related to Third Party Competition. For a given Product in a given calendar quarter, if in a country of the Territory (a) a Third Party is selling Bioequivalent Product, and (b) Roche has an obligation to make payments under this Agreement with respect to Net Sales of the given Product in such country, and (c) a Valid Claim Covers the given Product in such country and (d) in such country, sales of units of Bioequivalent Products in aggregate total at least [*] percent ([*]%) of the aggregate sales of units of Bioequivalent Products and Products as measured at the end of such calendar quarter, and (e) Roche has, if it is reasonable under the circumstances, brought in the country and continued to diligently prosecute a patent infringement suit under any relevant Composition of Matter Claims against the Third Party or another in privity, then Roche shall have the right to calculate royalties with respect to such calendar quarter by including [*] percent ([*]%) of the amount Roche would have otherwise included for such country to calculate sales-based payments if no Bioequivalent Product existed in such country.

5.8
Adjustments Related to Third Party Payments. Roche or its Affiliate shall pay and be responsible for the entire consideration owed to any Third Party pursuant to the terms of any existing or future patent licensing agreement relating to a Product. Roche shall have the right to deduct a maximum of [*] percent ([*]%) of the consideration actually paid by Roche or its Affiliate to a Third Party (other than [*]) with respect to any license under a patent which Covers the molecule per se of the compound which is the nicotinic alpha-7 agonist [*] that is included in a given Product, from payments otherwise due and payable by Roche to Memory under this Agreement. In no event as a result of this Section 5.8 shall Roche reduce the royalties owed to Memory under this Article 5 such that the royalties payable pursuant to this Article 5 for such Product are less than [*] percent ([*]%)of Net Sales in the Territory for a given calendar quarter (and Roche shall be entitled to accumulate amounts not permitted to be deducted in a prior period and deduct such amounts in a future period).

Notwithstanding the above, (i) any payment owed under an agreement between Memory and The Trustees of Columbia University dated July 22, 1998, as it may be amended, shall be the sole responsibility of Memory, and (ii) any payment owed under any agreement between Roche or its Affiliate and any Third Party entered into prior to the Effective Date shall be the sole responsibility of Roche, for which Roche shall not be

[*] CONFIDENTIAL TREATMENT REQUESTED

entitled to any deduction from payments due and payable to Memory under this Agreement.

5.9	Bonus Payment.
(a)
With Respect to 3454 Products. Roche shall pay to Memory a one-time, non-refundable and non-creditable amount after the first occurrence of the following Event with respect to the 3454 Product if it receives Regulatory Approval for a Neurological Indication:

Event	Payment (US$)
Net Sales exceed [*] for a full calendar year (Jan. 1 - Dec. 31 (during the Agreement Term	[*]
Net Sales exceed [*] for a full calendar year (Jan 1 - Dec 31) during the Agreement Term	[*]

Roche shall pay to Memory a one-time, non-refundable and non-creditable amount after the first occurrence of the following event with respect to the 3454 Product if it receives Regulatory Approval for a Psychiatric Indication:

Event	Payment (US$)
Net Sales exceed [*] for a full calendar year (Jan. 1 - Dec. 31) during the Agreement Term	[*]
Net Sales exceed [*] for a full calendar year (Jan. 1 - Dec. 31) during the Agreement Term	[*]

Each payment in this Section 5.9(a) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event. If a 3454 Product receives Regulatory Approval for both a Neurological Indication and a Psychiatric Indication, then bonus payments will be due and payable only once for the first Indication for which a bonus Event in this Section 5.9(a) is achieved. [*].

(b)
With Respect to Memory Products. Roche shall pay to Memory a one-time, non-refundable and non-creditable amount after the first occurrence of the following Event with respect to each Memory Product having Regulatory Approval for any Indication:

Event	Payment (US$)
Net Sales exceed [*] for a full calendar year (Jan. 1 - Dec. 31 (during the Agreement Term	[*]

Each payment in this Section 5.9(b) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event.
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(c)
With Respect to Collaboration Products. Roche shall pay to Memory a one-time, non-refundable and non-creditable amount after the first occurrence of the following Event with respect to each Collaboration Product having Regulatory Approval for any Indication:

Event	Payment (US$)
Net Sales exceed [*] for a full calendar year (Jan. 1 - Dec. 31 (during the Agreement Term	[*]

Each payment in this Section 5.9(c) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event.
5.10
Combination Products. In the event Roche or its Affiliates intend to sell a Combination Product, the Parties shall meet approximately one (1) year prior to the anticipated commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance and value (including consideration of relative market share, sales potential and price potential) of the Product and the other pharmaceutically active agent(s) contained in the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days), the Parties cannot agree to an appropriate adjustment, Net Sales shall equal Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Product and the denominator (including consideration of relative market share, sales potential and price potential) of which is the reasonable fair market value (including consideration of relative market share, sales potential and price potential) in the aggregate of all pharmaceutically active agents contained in the Combination Product.

5.11
Mechanisms for Adjustments. Notwithstanding anything to the contrary in this Agreement, in no event shall any adjustments, individually or in the aggregate, pursuant to Sections 5.6, 5.7 and 5.8 result in Memory receiving royalties for a given calendar quarter pursuant to Section 5.1 in an amount less than [*] percent ([*]%) of the amounts set forth therein as if no adjustment(s) had been made. If Roche obtains a license to a compound which is a nicotinic alpha-7 agonist [*] from a Third Party and includes such compound in a Product, as a result of which the Product becomes a Combination Product, Roche shall not be entitled to an adjustment pursuant to Section 5.8 as a result of such license.

Article 6. Payment, Reporting, Auditing
6.1	Currency and Conversion.
(a)	All payments under this Agreement shall be in U.S. Dollars by wire transfer of immediately available funds in accordance with instruction or instructions from the Party being paid.
[*] CONFIDENTIAL TREATMENT REQUESTED

(b)
Whenever calculation of Net Sales or any other payment pursuant to this Agreement requires conversion from any foreign currency, Roche shall convert the amount of Net Sales or any other payment pursuant to this Agreement in foreign currencies as computed in Roche’s central Swiss Francs Sales Statistics for the countries concerned, using for internal foreign currency translation Roche’s then current standard practices actually used on a consistent basis in preparing its audited financial statements.

(c)
For sublicensees in a country, when calculating the Net Sales, the sublicensee shall report to Roche the amount of such sales within thirty (30) days from the end of the reporting period, after having converted each applicable monthly sales in foreign currency into Swiss Francs using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country) for each respective month of the reporting period.

6.2
Payments. After the Launch of the Product in any country of the Territory, Roche shall calculate royalty payments set forth in Article 5 quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of a reporting period). Roche shall pay such payments quarterly within sixty (60) days after the end of each reporting period in which Net Sales occur during the Agreement Term.

With each such payment, Roche shall deliver to Memory the following information split between the US and the ROW Territory:
(a)	Adjusted Gross Sales for each Product;

(b)	Net Sales for each Product;

(c)	the royalty payments due to Memory for the reporting period;

If Memory reasonably requests additional information relating to gross sales of the Products in the Major Market Countries, deductions therefrom to calculate Adjusted Gross Sales or Net Sales and/or adjustments thereto, Roche agrees to provide such information to Memory within a reasonable time, provided, that Memory shall have the rights to exercise such requests not more than once during any period of twelve (12) consecutive months.

In the event Roche does not pay Memory any amounts due under this Agreement, including pursuant to Articles 4 and 5, within the applicable time period set forth herein, without limiting Memory’s rights under Article 16, such payment shall bear interest, to the extent permitted by applicable law, at the rate of interest (prime rate) as published from time to time in the weekly Federal Reserve H.15 bulletin (or a successor or similar publication) plus [*]% for the applicable period calculated on the number of days such a payment is overdue.

6.3	Taxes.
[*] CONFIDENTIAL TREATMENT REQUESTED

(a)	Memory shall pay all applicable taxes levied on Memory under this Agreement.

(b)
If provision is made in law or regulation of any country for withholding of taxes of any type, levies on Memory or other charges against Memory with respect to any amounts payable under this Agreement to Memory, Roche shall promptly pay such tax, levy or charge for and on behalf of Memory to the proper governmental authority, and shall promptly furnish Memory with receipt of such payment. Roche shall have the right to deduct any such tax, levy or charge actually paid from payment due Memory or be promptly reimbursed by Memory if no further payments are due Memory. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

6.4
Blocked Countries. If by reason of law Roche is unable to convert to U.S. Dollars a portion of the amount due by Roche under this Agreement, then Roche shall notify Memory in writing and, upon written request from Memory, Roche shall pay to Memory such portion, in the currency of any other country designated by Memory and legally available to Roche.

6.5	Accounting.
(a)
Roche shall maintain and cause its Affiliates and sublicensees to maintain books of account containing all particulars that may be necessary for the purpose of calculating all payments under this Agreement. Such books of account shall be kept at their principal place of business. Memory shall have the right to engage Roche’s independent, certified public accountant to perform, on behalf of Memory, an audit of such books and records of Roche and its Affiliates and sublicensees as is necessary to confirm any amounts payable to Memory under this Agreement for the period or periods requested by Memory and the correctness of any report or payments made under this Agreement.

(b)
Such audits shall be conducted during normal business hours upon reasonable prior written notice from Memory (minimum of thirty (30) days) in such a manner as to not unnecessarily interfere with Roche’s normal business activities, and shall include results of no more than three (3) preceding calendar years prior to audit notification.

(c)
Such audit shall not occur more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. Notwithstanding the preceding, if Memory reasonably believes, after reviewing information received from Roche’s independent public accountant, that an additional audit is appropriate to address an apparent discrepancy between Roche’s returns and other information as is necessary for reporting hereunder, Memory shall have the right, by an audit specialty firm reasonably acceptable to Roche and employed by Memory and at Memory’s own expense, to perform such appropriate audit procedures.

[*] CONFIDENTIAL TREATMENT REQUESTED

(d)
The use of all information, data, documents and abstracts referred above shall be for the sole purpose of verifying statements or compliance with this Agreement, shall be treated as Roche Confidential Information subject to Article 15 of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, need not be retained more than three (3) years from the end of the calendar year to which each shall pertain. Audit results shall be shared by Roche and Memory.

(e)
If any audit hereunder reveals an underpayment, Roche shall promptly make up such underpayment. If any audit hereunder reveals an overpayment, Memory shall promptly reimburse such overpayment. Memory shall bear the full cost of any audit under this Section 6.5, unless such audit discloses an underpayment by Roche of more than [*] percent ([*]%) of the amount owed hereunder if Net Sales exceeds [*] dollars ($[*]) in the Territory for the calendar year, or [*] percent ([*]%) of the amount owed hereunder if Net Sales are equal to or less than [*] dollars ($ [*]) in the Territory for the calendar year, in which case Roche shall bear the full cost of such audit as performed by Roche’s independent, certified public accountant and any audit specialty firm employed by Memory, together with interest on any such underpayment from the date otherwise due through the date of payment at the rate set forth in Section 6.2.

(f)
The failure of Memory to request verification of any payment calculation during which corresponding records are required to be retained under this Section 6.5 shall be considered acceptance of such reporting by Memory.

Article 7. Governance; Strategic Alliance
7.1	The Strategic Alliance. The Parties hereby continue their Strategic Alliance with respect to the development of Products and the determination of licensing rights with respect thereto.

7.2
Joint Steering Committee. Subject to Section 7.2(e), a Joint Steering Committee (“JSC”) shall govern the research and development of Products, including prioritization of compounds for research and development, approving research plans and development plans (and updates and modifications thereof), supervising ongoing research and development activities, recommending actions in response to unforeseen events, supervising the transition of development, manufacturing and regulatory activities from Memory to Roche and development of preclinical and clinical strategies (including clinical candidate selection, the commencement of the Initiation of Phase I and the Initiation of Phase IIa). Neither Party shall conduct activities with respect to Compounds outside the scope of the Workplan pursuant to Exhibit A unless approved by the JSC. On a quarterly basis during the Strategic Alliance Term and promptly after the end of the Extended Period, the JSC shall specify what Compounds have met the Threshold Activity.

(a)	Organization. The JSC shall consist of six (6) members, three (3) members to be designated by Roche and three (3) members to be designated by Memory. Each
[*] CONFIDENTIAL TREATMENT REQUESTED

Party may add additional members to the JSC. At least one (1) of each Party’s three (3) members of the JSC shall not be members of such Party’s Working Team, as defined pursuant to Section 7.2(b). A JSC member may not be a member of more than one Working Team. As appropriate, other employee representatives of the Parties may attend JSC meetings, subject to the reasonable approval of the other Party. Each Party shall notify the other Party of the member(s) designated by such Party, in writing, within thirty (30) days after the Effective Date. Any Party may withdraw the designation of any of its members of the JSC and designate a replacement at any time by giving prior written notice of the withdrawal and identifying the replacement to the other Party. [*]. The JSC is authorized to establish separate subcommittees from time to time, provided that the decision-making process established in Section 7.2(d) shall continue to apply.

(b)
Working Teams. Each Party shall appoint members to working teams (“Working Teams”), such as a research team and a development team. The Working Teams will be responsible for delivering a plan for research and/or development activities to the JSC for their review, modification and approval pursuant and subject to Section 7.2(d). Further, any issues that are not resolved by the Working Teams shall be submitted to the JSC for resolution pursuant and subject to Section 7.2(d). The Working Teams shall be cooperative bodies that will work together and have meetings as appropriate.

(c)
Meetings. The JSC shall hold quarterly meetings during the Extended Period and thereafter shall hold semi-annual meetings during the balance of the Agreement Term, on mutually agreeable dates, with the location of the meetings to alternate between Memory and Roche, or their Affiliate’s, facilities. The frequency and location of such meetings may be modified by mutual agreement of the Parties. Notwithstanding the foregoing, at least one (1) of the quarterly meetings per year and one (1) of the semi-annual meetings shall be held in person and the remaining meetings may be held by videoconference. Each Party shall pay its own expenses associated with the meeting. Each Party may, in its discretion, invite non-member employees to attend meetings of the JSC.

(d)
Decision-Making. Decisions of the JSC shall be by consensus, with each Party having one collective vote. If the JSC is unable to decide a matter by consensus, the Parties shall refer such matter for resolution to the Head of Global Research or the Head of Global Development on behalf of Roche and the Chief Scientific Officer of Memory (“Alliance Executives”). If the Alliance Executives are unable to resolve any such matter after good faith discussions, then the final decision [*].

(e)
Roche Development Team. With respect to each Product for which there has been an Initiation of Phase IIb, [*]. Memory shall discuss with Roche the proposed status and development and provide comments with respect thereto.

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(f)	Minutes. Within thirty (30) days after each meeting of the JSC, the chairperson shall prepare or cause to be prepared written minutes of such meeting and circulate the same to each member of the JSC.

(g)
Dissolution of the JSC. The JSC shall decide when it expects that no Product will thereafter proceed to Initiation of Phase III and the JSC will then dissolve provided that the JSC shall be reconstituted if the Parties do agree that there will thereafter be an Initiation of Phase III with respect to a Product.

7.3
Research and Development Activities. Subject to the provisions of Section 3.1 and the oversight of the JSC, with respect to each Product other than Compound 3454, Memory or Roche, consistent with their responsibilities pursuant to this Agreement and Section 3.1, shall conduct, at its cost (except as otherwise provided in this Agreement), those research and development activities required pursuant to this Agreement and the Workplan. Subject to the provisions of Section 3.1 and in consultation with the JSC, Memory shall conduct, at its cost except as provided in this Agreement, those research and development activities through the End of Phase IIa for Compound 3454 that Memory deems necessary or appropriate.

7.4
Progress Reports. Within fifteen (15) days after the end of each calendar quarter through [*], Memory shall prepare and deliver to Roche a written progress report for the JSC summarizing in reasonable detail the results to date of the [*]. In addition, upon request, Roche shall have the right to receive copies of the raw data from all test results of [*].

7.5	The Strategic Alliance.
(a)
Subject to the terms and conditions of this Agreement, the Parties agree to conduct a Strategic Alliance in accordance with Section 3.1 hereof and the Workplan set forth as Exhibit A to this Agreement.

(b)
For calendar year 2006, Roche shall pay to Memory the sum of one million seven hundred fifty thousand dollars (US $1,750,000), which amount shall be non-refundable and non-creditable, and which will be due and payable in two (2) equal installments of eight hundred seventy-five thousand dollars (US $875,000) per installment. Such installments shall be due and payable within thirty (30) days after (1) April 1, 2006 and July 1, 2006 and (2) receipt by Roche of an invoice for such sums.

(c)
In the event that the JSC determines [*] has been satisfied [*] Roche shall pay to Memory the sum of three million Swiss Francs (CHF 3,000,000) for FTE funding, which amount shall be non-refundable and non-creditable [*]. Notwithstanding any other provision in this Article 7 to the contrary, Memory has the right to terminate its research and development obligations after March 31, 2007 pursuant to this Article 7 and the Workplan if, prior to March 31, 2007, Roche has not committed to provide Memory with such funding of three million Swiss Francs (CHF 3,000,000) for calendar year 2007 [*].

(d)	[*]
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(e)
Once a Compound has achieved [*], the Parties shall design and Roche shall fund [*] for such Compound, and [*] Notwithstanding the above, Memory shall supply Memory Compound designated as 63908 for purposes of conducting GLP toxicology studies with respect thereto, and [*].

(f)	If a Compound achieves [*].

(g)
In the event that there is a Change of Control of Memory during the Strategic Alliance Term, Roche shall have the right, exercisable by giving at least sixty (60) days’ prior written notice to Memory, to terminate Memory’s involvement in the Strategic Alliance and participation in the JSC and thereupon Memory shall have no further research or development obligations in connection with the Strategic Alliance. Upon such termination, Memory shall promptly transfer to Roche all data and other information related to the Strategic Alliance, including but not limited to Memory Compounds, Collaboration Compounds, and Compound 3454 (if Roche has exercised its License thereto), of the same type and nature as more fully described in Section 16.5(a)(ii) and (iii). Notwithstanding any such termination by Roche, this Agreement and the remaining obligations of Memory and Roche shall continue, including, but not limited to, Roche’s payment obligations pursuant to Articles 4 and 5 and funding obligations pursuant to Section 7.5(b). [*].

Article 8. Intentionally Omitted
Article 9. Clinical Development and Regulatory Matters
9.1
Clinical Development. Memory, at its sole cost, shall pursue clinical development of Compound 3454 through the earlier of the End of Phase IIa or the date that Roche obtains a License with respect to 3454 Products pursuant to Section 2.1 hereof. Notwithstanding the provisions of Section 3.1 hereof but in consultation with the JSC, Memory shall have sole control of all such clinical development activities for Compound 3454. If a Compound achieves [*]. The End of Phase I Criteria is set forth in Schedule 4. From and after the End of Phase I with respect to such Compound, and from and after Roche obtains a License with respect to 3454 Products, Roche shall be responsible for clinical development of the Compound, subject to the provisions of Section 3.1 and the oversight of the JSC (during its existence), and all related costs.

9.2
Regulatory Matters. Memory, at its sole cost, shall be responsible for all regulatory activities in the Territory related to 3454 Products through the earlier of the End of Phase IIa or the date that Roche obtains a License with respect to such 3454 Products pursuant to Section 2.1 hereof, and upon Roche obtaining such License with respect to such 3454 Products, Roche, at its sole cost, shall thereafter be responsible for all regulatory activities in the Territory relating to 3454 Products. Memory, at its sole cost, shall prepare and file all regulatory applications and documents, including, for example, an Investigational New Drug (IND) application (or foreign equivalent in consultation with

[*] CONFIDENTIAL TREATMENT REQUESTED

Roche) with respect to each Compound that has achieved [*] and has been approved for clinical development by the JSC. Following the End of Phase I, Roche, at its sole cost, shall be responsible for the preparation and filing of all regulatory applications and documentation for Regulatory Approvals with respect to such Compounds. With respect to such Compounds, Memory shall transfer to Roche all regulatory applications and documentation in accordance with the procedures established by the JSC pursuant to Section 7.2, but in any event no later than promptly after the [*]. After such transfer by Memory, Roche shall own all regulatory filings and Regulatory Approvals for all Products in all countries of the Territory.

          Each Party shall supply the other Party with a copy of all material communications related to Product to or from the regulatory agencies for all Major Market Countries.
          Each Party, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use worldwide of Products or Compounds for which that Party then has primary responsibility for development and/or commercialization under this Agreement and the Workplan. Adverse events related to the use of the Products or Compounds worldwide shall be in a single database, centralized, held and owned by Memory, through the End of Phase I with respect to each Compound. Thereafter, Memory shall transfer the database to Roche, who shall be responsible for the maintenance thereof at its sole cost with respect to the Products or Compounds.
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Article 10. Manufacture and Supply
10.1
Clinical Supplies of Product for GLP toxicology and Clinical Studies. Memory shall supply at its own cost all clinical supply of Compound 3454 and placebo related to Compound 3454 to be used in the Territory through the date that Roche obtains a License with respect to such Product, either by itself or through a Third Party. Memory, at its sole cost, shall be responsible for the manufacture of each Compound through [*] with respect thereto. After any such Compound has achieved [*], Roche, at its sole cost, shall be responsible for manufacturing scale up and the manufacture and supply of Compound as required for clinical development, except that Roche shall manufacture and supply Memory with Memory’s requirements of such Compound for Phase I clinical trials and Memory shall reimburse Roche at Roche’s direct cost of manufacture thereof. Notwithstanding the above, Memory shall supply Memory Compound designated as 63908 for purposes of conducting Phase I studies with respect thereto, and Roche shall have no obligation to reimburse Memory for the cost of manufacture. Roche shall supply at its own cost all clinical supply of each Product and all clinical supply of each placebo for each Product to be used in the Territory, either by itself or through a Third Party. Roche’s requirements for supplying Product necessary to fill orders for sales for any particular calendar quarter shall take precedence over providing clinical supplies of the Product to Memory for that calendar quarter. The Parties shall cooperate in all reasonable respects relating to the transition of manufacturing activities from Memory to Roche (for example, Roche will need Memory to continue to provide clinical supplies of the Product for Compound 3454 during this transition period).

10.2	Commercial Supply. Roche shall be solely and exclusively responsible at its own expense for the manufacture and supply of Product for sale in the Territory, either by itself or through Third Parties.
Article 11. Commercialization
          Except as expressly set forth in Section 3.1, Roche, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Product in the Territory. During the Agreement Term, upon written request of Memory not to exceed once per year, Roche will fully inform Memory regarding the commercialization of Products in the Territory by Roche, its Affiliates and sublicensees.
Article 12. Trademarks
          Roche shall own worldwide all trademarks on and in connection with Products, and shall, at its cost, be responsible for procurement, maintenance and enforcement of all worldwide trademarks registration on and in connection with Products.
Article 13. Ownership of Intellectual Property and Patent Rights
13.1
Ownership of Intellectual Property. Ownership of any Patent Rights developed in the course of the Strategic Alliance shall be determined in accordance with United States federal law. Memory shall own all Inventions having as inventors only employees, consultants or agents of Memory or its Affiliate. Roche shall own all Inventions having

[*] CONFIDENTIAL TREATMENT REQUESTED

as inventors only employees, consultants or agents of Roche or its Affiliate. Inventions having as inventors at least one employee, consultant or agent of Roche and at least one employee, consultant or agent of Memory shall be owned jointly by the Parties. Each of Memory and Roche shall require all of its employees, consultants and agents to assign all inventions related to Products made by them to it.

13.2	Patent Prosecution and Maintenance.
(a)
General. Memory shall have the right, but not the obligation, to prepare, file, prosecute (including interference and opposition proceedings) and maintain (including interferences, re-examination and opposition proceedings) (collectively, “Handle”) the Memory Patent Rights. [*]

Should Memory decide that it does not desire to Handle a Memory Patent Right in a given country, it shall provide written notice to Roche thereof no less than sixty (60) days prior to the date when the Memory Patent Right would become abandoned in such country. After receiving such notice, Roche may, but is not obligated, to Handle the Memory Patent Right in such country.

(b)
Memory Prosecution Obligations Prior to Roche Exercise. Prior to Roche exercising its right to obtain a License to 3454 Products, Memory shall have no obligation to consult Roche with respect to prosecution or maintenance of any Memory Patent Rights to the extent such Memory Patent Right solely or primarily affects Compound 3454. However, Memory shall have an obligation to keep Roche informed generally as to the status of any pending patent applications and issued patents relating to Compound 3454. Memory will provide Roche with updates as to the status of Memory’s patent prosecution as to Compound 3454 on a regular basis (but no less than once per quarter).

(c)
Memory Prosecution Obligations After Roche Exercise. With respect to Compound 3454, after Roche has exercised its right to obtain a License to 3454 Products pursuant to Section 2.1 hereof, Roche shall reimburse Memory, on a patent-by-patent basis, as to any Memory Patent Rights Covering the 3454 Products, for fifty percent (50%) of any reasonable and documented external costs for Handling such patent or patent application incurred after the date Roche obtained such License.

(d)	Memory Prosecution Obligations Relating to Memory Patent Rights. With respect to Memory Patent Rights Covering a Product, subject to Section 13.2(b):
(A)
Memory shall use reasonable efforts to consult with Roche as to the Handling of any such Memory Patent Rights in sufficient time (for example, thirty (30) days for instances where actions are due within three (3) months of a communication from a Patent Office) before any action is due to allow Roche to provide comments thereon, which comments Memory must reasonably consider if provided to Memory at least thirty (30) days before such action is due.

[*] CONFIDENTIAL TREATMENT REQUESTED

(B)	Memory shall promptly notify and consult with Roche regarding any priority patent application (“Invention Priority Application”) Covering such Product before filing said application.

(C)
Memory shall promptly prepare and send to Roche a draft of the Invention Priority Application for Roche’s comment and approval, which shall be provided within thirty (30) days after receipt of such draft Invention Priority Application (“Comment Period”).

(D)
After reasonably considering Roche’s comments, Memory shall file the Invention Priority Application. If Roche fails to provide comments on a draft within the Comment Period, Memory shall be free to file the Application at the end of the Comment Period or later.

(E)
Within nine (9) months after the filing of an Invention Priority Application, Memory shall provide Roche a written list of countries (“Country List”) in which Memory intends to file patent applications that claim priority from the given Invention Priority Application. Roche, as promptly as practicable, shall notify Memory in writing of those countries on the Country List and any additional countries (“Additional Countries”) where Roche requests that patent applications be filed. In turn, Memory promptly shall notify Roche if it agrees with the filing of applications in such Additional Countries selected by Roche.

(F)
Memory shall file patent applications at least in those countries where Roche and Memory agree to the filing of patent applications (“Mutually Agreed to Countries”) as well as in Additional Countries selected by Roche that are not within the Mutually Agreed to Countries, provided that Roche shall reimburse Memory for the reasonable external prosecution costs in the Additional Countries. Memory shall have the option of filing an international application designating at least the Mutually Agreed to Countries, to be followed by national filings in the desired countries.

(G)
Memory shall be responsible for the filing and prosecution of the patent applications and the maintenance of the granted patents as to the Mutually Agreed to Countries. Memory and Roche each will pay fifty percent (50%) of the reasonable external costs relating to the preparation, filing and prosecution of the patent applications and the maintenance of the granted patents.

(H)
As to those countries where Roche and Memory do not agree to the filing of patent applications, the Party requesting the filing in said country shall be responsible for all costs relating to the filing and prosecution of the patent applications and the maintenance of the granted patents in said countries.

[*] CONFIDENTIAL TREATMENT REQUESTED

(I)
Should Roche not respond to Memory within thirty (30) days after the date Memory provides the Country List, then Memory shall be free to initiate patent filings, at Memory’s sole expense and discretion, in the countries Memory has selected or still selects.

(J)
Memory’s failure to notify Roche to the contrary within thirty (30) days after the date upon which Roche notifies Memory of the Additional Countries will be deemed an agreement on the part of Memory to file patent applications in all such Additional Countries and to pay fifty percent (50%) of the reasonable external costs associated with such filings.

(K)
If, in a country, at any time, Roche decides not to continue funding the prosecution of a patent application or maintenance of a patent under this Section 13.2, Roche shall notify Memory in writing (“Withdrawal Notice”), and Roche shall be relieved from paying any further expenses with regard to the patent filing in the country. After receiving the Withdrawal Notice, Memory may but is not obligated, at its sole expense and discretion, to continue to prosecute and maintain the patent filing in the country.

(L)	With respect to a Memory Compound that achieves [*] with respect to Memory Patent Rights that are intended to Cover such Memory Compound.

(M)
If, in a country, at any time, Memory decides not to continue the prosecution of a patent application or maintenance of a patent under this Section 13.2, and such patent application or patent is not one as to which Roche has already sent a Withdrawal Notice, then Memory shall notify Roche in writing no less than sixty (60) days prior to the date when the patent application or patent would become abandoned in such country. At Roche’s written request and no cost to Memory, Memory shall then permit Roche to prosecute and maintain such patent application or patent in such country, at Roche’s own cost, to the extent Roche desires to do so [*].

(N)
For the Mutually Agreed to Countries and Additional Countries, Memory shall consult with Roche as to the prosecution and maintenance of all patent applications and patents claiming Inventions in sufficient time (for example, thirty (30) days for instances where actions are due within three (3) months of a communication from a Patent Office) before any action is due to allow Roche to provide comments thereon, which comments Memory must reasonably consider.

(O)	With respect to any Collaboration Patent Rights in existence during the Strategic Alliance Term, each of [*].
13.3	Screening Patent Rights. Notwithstanding the provisions of Section 13.2 hereof [*].
[*] CONFIDENTIAL TREATMENT REQUESTED

13.4
Cooperation. The Parties agree to cooperate in the preparation, prosecution and maintenance of all patent applications filed under Article 13, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to Memory concerning the invention disclosed in such patent application, obtaining execution of such other documents which shall be needed in the filing and prosecution of such patent applications, discussing in good faith foreign filing strategy, obtaining patent term extensions, Supplementary Protection Certificates or similar foreign equivalent types of rights, and, as requested, updating each other regarding the status of such patent applications.

13.5
Infringement. Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringement of any Memory Patent Right or Collaboration Patent Right by a Third Party making, using, offering for sale, selling, importing or exporting a compound which is a nicotinic alpha-7 agonist [*] or a product containing a compound which is a nicotinic alpha-7 agonist [*] (collectively “NA7 Infringement”).

With respect to each Product Roche shall have the first right to bring and control any action or proceeding with respect to NA7 Infringement relating to a Memory Patent Right or Collaboration Patent Right Covering such Product at Roche’s own expense and by counsel of its own choice, and Memory shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Prior to Roche’s exercising its right to obtain a License with respect to 3454 Products pursuant to Section 2.1 hereof, Memory shall have the first right to bring and control any action or proceeding with respect to NA7 Infringement relating to a Memory Patent Right Covering any such 3454 Product at Memory’s own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If the Party with the right to bring and control a proceeding fails to bring any such action or proceeding with respect to NA7 Infringement within (a) [*] days following the notice of alleged infringement or (b) [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the other Party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and the Party that had the initial right to bring and control any action or proceeding shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

A Party that elects to bring and control an infringement action pursuant to this Section 13.5 shall provide prompt written notice to the other Party of any such suit commenced or action taken by such Party.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies of all substantive documents and communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

[*] CONFIDENTIAL TREATMENT REQUESTED

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including, without limitation, the Initiating Party’s attorneys’ fees and court costs. With respect to 3454 Products, prior to Roche exercising its right to obtain a License with respect to such 3454 Product that is the subject of the suit or action, Memory shall pay attorneys’ fees and court costs and shall be entitled to retain any damages, settlement fees or other consideration received as a result of such suit or action. With respect to any other Product which is the subject of such suit or action, the Parties’ attorneys’ fees and court costs in connection with any such suit or action shall be deducted from any damages, settlement fees or other consideration received as a result of such suit or action and the balance thereof shall belong to the Initiating Party, except to the extent such damages, settlement fees or other consideration are attributable to lost profits with respect to Products in the Territory, in which case the Parties shall share in such recovery as follows: (i) in the case of any 3454 Product where Roche has exercised its right to obtain a License with respect to 3454 Products pursuant to Section 2.1 hereof and Memory has exercised its co-promotion right with respect thereto, Memory shall receive [*] percent ([*]%) of the lost profits for such 3454 Product and Roche shall receive the remaining [*] percent ([*]%) or (ii) in any other case, Memory shall receive the royalty that it would have pursuant to Article 5 had the infringing sales been made by the Parties, and Roche would receive the balance of the recovery.

If the Initiating Party believes it reasonably necessary, upon written request to the other Party, the other Party shall join as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and have its own representation in any such suit or action at its own expense.

Prior to Roche obtaining a License with respect to any 3454 Product which is the subject of such suit or action, Memory shall have the sole right to control any settlement and all negotiations relating to any such suit or action. After Roche has exercised its right to obtain a License with respect to any 3454 Product which is the subject of suit or action, Roche shall have the right to control settlement; provided, however, that no settlement shall be entered into without the written consent of the other Party, not to be unreasonably withheld.

For the avoidance of doubt, Memory shall have the right, but not the obligation, to bring and control any action or proceeding with respect to any Memory Patent Right relating to infringement other than NA7 Infringement, at its own expense, without obligation or notice to Roche.

13.6
Hatch-Waxman. Notwithstanding anything to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy

[*] CONFIDENTIAL TREATMENT REQUESTED

of such certification. Prior to Roche exercising its right to obtain a License which respect to 3454 Products pursuant to Section 2.1 hereof, Memory shall have the sole right to enforce Memory Patent Rights (determined as if the 3454 Compound is a Compound) Covering any such 3454 Products. With respect to each Product, Roche shall have the right to enforce Memory Patent Rights and Collaboration Patent Rights Covering such Product; and Roche shall have [*] days from the date on which it receives or provides a copy of such certification to provide written notice to Memory (“H-W Suit Notice”) whether Roche will bring suit, at its expense, within a [*] day period from the date of such certification. Should such [*] day period expire without Roche bringing suit or providing such H-W Suit Notice, then Memory shall be free to immediately bring suit in its name. If Roche brings suit, at Roche’s written request, Memory agrees to be named as a party to such suit.

[*] CONFIDENTIAL TREATMENT REQUESTED

13.7	Patent Notices. All notices provided under this Article 13 to Roche shall be given to:

F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 CH-4070 Basel, Switzerland Attn: Head, Patent Law
with copies of all notices relating to U.S. cases to:
Hoffmann-La Roche Inc. 340 Kingsland Street Nutley, New Jersey 07110 Attn: Chief Patent Counsel
All notices provided under this Article 13 to Memory shall be given to:
Memory Pharmaceutical Corp. 100 Philips Parkway Montvale, New Jersey 07645 Attn: Head of Business Development
With copies of all notices to:
Millen, White, Zelano and Branigan, P.C. Arlington Courthouse, Plaza I 2200 Clarendon Blvd, Suite 1400 Arlington, Virginia 22201 Attn: Anthony Zelano, Esq.
Article 14. Representations and Warranties
14.1
Representations and Warranties of Both Parties. Each Party warrants and represents to the other Party that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

14.2	Representations and Warranties of Memory.
(a)
Corporate Action. Memory represents and warrants to Roche that all corporate action on the part of Memory, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Memory hereunder has been taken and this Agreement constitutes the legal and binding obligation of Memory, enforceable against Memory in accordance with its terms.

(b)	No Conflict. Memory represents and warrants to Roche that the execution of this Agreement and the performance of the transactions contemplated by this
[*] CONFIDENTIAL TREATMENT REQUESTED

Agreement by Memory will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Memory is a party or by which it or any of its property is bound.

(c)
Right to Grant Licenses. Memory represents and warrants to Roche that it has the right to grant Roche the licenses and sublicenses that Memory hereby grants to Roche under this Agreement. Memory also represents and warrants that, to the best of its knowledge, the list of Memory Patent Rights set forth on Exhibit I, together with the [*] list attached to and referred to in the letter dated the date hereby between the parties, constitute a complete list of nicotinic alpha-7 agonists [*] that are owned or Controlled by Memory on the date hereof.

(d)
Third Party Patent Infringement. Memory represents and warrants that as of the Effective Date, to its actual knowledge of its senior executives, after consultation with patent counsel, there is no issued patent right owned or controlled by any Third Party which Covers the lead Memory Compounds of the Memory Program identified by Memory to Roche or Compound 3454 and would prevent Roche from selling such Memory Compound or Compound 3454 in any country of the Territory. As of the date hereof, the Memory Patent Rights in existence as of the Effective Date are owned exclusively by Memory; and Memory’s senior executives, after consultation with patent counsel, have no actual knowledge of any information that would, in their opinion, render invalid and/or unenforceable Composition of Matter Claims for the lead compounds of the Program in such Memory Patent Rights.

(e)
No Material Misstatements. Memory warrants and represents to Roche that (i) its senior executives have not intentionally failed to disclose any information actually known to them which in their reasonable opinion, would be material to Roche entering into this Agreement, with the intent to deceive or defraud Roche, and to the actual knowledge of its senior executives any information actually disclosed to Roche in connection with this Agreement does not contain any untrue statement of material fact or omit to state a material fact, with the intent to deceive or defraud Roche; (ii) it has provided correct and complete copies of all documents furnished to Roche.

14.3
Representations and Warranties of Roche. Roche represents and warrants to Memory that all corporate action on the part of Roche, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Roche hereunder has been taken and this Agreement constitutes the legal and binding obligation of Roche, enforceable against Roche in accordance with its terms. Roche also represents and warrants that, to the best of its knowledge, the list of Included Roche Compounds set forth on Exhibit L constitutes a [*]. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Roche will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement

[*] CONFIDENTIAL TREATMENT REQUESTED

or other instrument to which Roche is a party or by which it or any of its property is bound.

14.4
Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. MEMORY AND ROCHE DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS. IN NO EVENT SHALL EITHER MEMORY OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

Article 15. Confidential Information
15.1
Treatment of Confidential Information. In carrying out rights and obligations under this Agreement, the Parties will be sharing proprietary information (“Confidential Information”) with each other. Except as permitted by this Agreement, each Party shall and shall cause its Affiliates to treat Confidential Information received from the other Party as it treats its own proprietary information. In particular, it shall not disclose, divulge or otherwise communicate such Confidential Information to Third Parties, or use it for any purpose except pursuant to and in order to carry out its obligations under this Agreement during the Agreement Term and for a period of five (5) years thereafter; provided that, each Party (i) may disclose the Confidential Information to such of its directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents to the extent reasonably necessary to carry out its obligations under this Agreement, and (ii) hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure or use of Confidential Information.

15.2	Release from Restrictions. The provisions of Section 15.1 shall not apply to any Confidential Information which:
(a)
was known or used by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party or its Affiliates by the Disclosing Party or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates; or

(b)
either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates by a Third Party rightfully in possession of the Confidential Information; or

[*] CONFIDENTIAL TREATMENT REQUESTED

(c)
either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or

(d)	is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates; or

(e)
is reasonably determined to be required to be disclosed by the Receiving Party or its Affiliates to comply with applicable securities or other laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving Party or its Affiliates uses all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party or its Affiliates and to take reasonable and lawful actions to avoid or limit such disclosure; or

(f)
is disclosed to a Party’s financial sources or potential acquirors of its stock or assets (directly or indirectly) so long as, with respect to a potential purchase the potential acquirer or financial source executes a confidentiality agreement which is at least as restrictive as the provisions of this Article 15.

15.3
Exceptions. The restrictions set forth in this Article 15 shall not prevent either Party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a Product in accordance with the terms of this Agreement or (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to secure government approval for the development or marketing of a Product.

15.4
Publications. During the Agreement Term, the following provisions shall apply with respect to the disclosure in scientific journals, publications or scientific presentations by any Party relating to any scientific work performed as part of the Strategic Alliance:

(a)
A Party (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication relating to the work performed and/or the results achieved in the conduct of the Strategic Alliance at least forty-five (45) days prior to submission for publication so as to provide such other Party an opportunity to recommend any changes it reasonably believes are necessary to preserve the Confidential Information belonging in whole or in part to such other Party, and the incorporation of such recommended changes shall not be unreasonably refused;

(b)
If such other Party in writing notifies (“Notice”) the Publishing Party, within forty-five (45) days of receipt of the copy of the proposed publication, that such publication in its reasonable judgment (i) contains an Invention for which the other Party reasonably desires patent protection or (ii) constitutes disclosure of any Confidential Information, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of

[*] CONFIDENTIAL TREATMENT REQUESTED

Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) or application(s) on the Invention, and in no event less than ninety (90) days from the date of Notice.

(c)
Notwithstanding the above, each Party shall only issue external media and investor communications, including press releases related to the activities contemplated by this Agreement that have either (i) been approved by the other Party or (ii) are required to be issued by such Party as a matter of law as determined by such Party’s legal counsel. Except as set forth in Section 15.4(d), the Party issuing the external media or investor communication shall provide the other Party with a copy of the press release or external communication at least two (2) weeks prior to its intended publication or communication for the other Party’s review. During such period, the other Party shall (i) approve the draft press release or communication and permit the party issuing the press release to issue the press release, (ii) contact the Party issuing the press release or communication to discuss modification to the draft press release or communication, or (iii) contact the Party issuing the press release or communication and disapprove the press release or communication. Except as set forth in Section 15.4(d), if the other Party asks for modification, then the Party issuing the press release or communication shall either make such modification or work with the other Party to arrive at a press release or communication that the other Party approves.

(d)
Nothing in this Agreement shall impair either Party’s compliance with any requirements of: (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the Territory (ii) the Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded, (iii) or any other applicable law. In connection with any filing by either Party of a copy of this Agreement with the Securities and Exchange Commission (or the national securities exchange or other stock market on which such Party’s securities are traded), the filing Party shall endeavor to obtain confidential treatment of economic and trade secret information. Reasonably in advance of any filing under this Section (whether or not this Agreement is included in the filing), the filing Party shall provide to the other Party a copy of the proposed filing to the extent it relates to this Agreement and the Parties shall work cooperatively in good faith, taking into consideration the other Party’s suggestions, regarding the information for which the filing Party will seek to obtain confidential treatment. However, in the event of any disagreements that cannot be amicably resolved, the Party which is making the filing shall, together with input from their own legal counsel, have the ultimate authority to make the filing in the fashion in which it feels the filing must be made.

[*] CONFIDENTIAL TREATMENT REQUESTED

Article 16. Term and Termination
16.1
Conditions Subsequent. If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) applies to the transactions contemplated by this Agreement, the effectiveness of this Agreement and the transactions contemplated hereunder shall be subject to and shall be contingent upon the satisfaction under the following condition subsequent to the execution of this Agreement. The condition subsequent shall be the earlier to occur of (i) approval of the transaction by the Federal Trade Commission or the appropriate US anti-trust authorities or (ii) the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act.

Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy the condition subsequent and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Each Party shall cooperate with the other Party in the preparation, execution and filing of all documents that are required or permitted to be filed on or before the Effective Date for the purpose of consummating this transaction, including, filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each Party shall bear its own costs with respect to preparing, executing and filing such documents.

16.2
Agreement Term. The Agreement Term shall commence on the Effective Date and end, unless earlier terminated upon the mutual agreement of the Parties or in accordance with the provisions of this Article 16, on the date of expiration of all royalty and other payment obligations (the “Expiration Date”) under this Agreement. Upon the occurrence of the Expiration Date, if any, the Licenses granted to Roche by Memory under this Agreement to make, have made, use, offer for sale, sell, import and export Products shall be fully paid-up.

16.3
Termination for Breach. (a) Each Party (“Non-Breaching Party”) shall be entitled to terminate this Agreement by written notice to the other Party (“Breaching Party”) in the event that the Breaching Party is in default of any of its material obligations hereunder and fails to remedy such default within sixty (60) days (thirty (30) days for payment defaults) after provision of written notice thereof by the Non-Breaching Party. Any such notice shall specifically state that the Non-Breaching Party intends to or reserves the right to terminate this Agreement in the event that the Breaching Party shall fail to timely remedy the default.

The effective date of termination under this Section for breach of a material obligation shall be the date sixty (60) days after provision of written notice thereof by the Non-Breaching Party.

In the event Roche does not pay any full payment by reason of a good faith dispute as to whether such payment is due pursuant to the terms of this Agreement, Memory shall not
[*] CONFIDENTIAL TREATMENT REQUESTED

have the right to terminate this Agreement as a result of such nonpayment until resolution of the dispute.

16.4	Right to Terminate.
(a)
Roche shall have the unilateral right to elect not to maintain its license rights with respect to Compound 3454 upon the occurrence of each Event described in Section 1 of Exhibit B hereto with respect to such Compound 3454. Roche may exercise such right by giving written notice thereof to Memory within thirty (30) days after the occurrence of such Event. In the event Roche exercises such right, Roche shall not have any obligation to make the payment to Memory related to such Event and shall not have the right to obtain a License with respect to 3454 Products, and this Agreement shall terminate with respect to Compound 3454 and 3454 Products and Roche shall have no further obligation to make any payments pursuant to Section 4.4 and Article 5 hereof relating to Compound 3454 or 3454 Products.

(b)
Roche shall have the unilateral right to terminate this Agreement on a region-by-region basis (the regions being North America (US and Canada), Europe and Asia)) or Product-by-Product, either on a worldwide basis or as to North America (US and Canada) only or ex-North America only, at any time by providing six (6) months prior written notice to Memory; provided, however, that if the Parties do not agree as to a proposed sublicense for which Memory has withheld consent, Roche shall have a unilateral right to terminate this Agreement for the territory to which such proposed sublicense relates. Notwithstanding the preceding sentence, if there has been a launch of a Product in a Major Market Country, then such prior notice must be for twelve (12) months. The effective date of termination under this Section shall be the date six (6) months (or twelve (12) months as the case may be) after Roche provides such written notice to Memory.

(c)	[*]
16.5	Consequences of Termination.

Upon (i) any termination of this Agreement in its entirety pursuant to Section 16.2, Section 16.3 (but only in the case of termination by Memory by reason of breach of this Agreement by Roche) or Section 16.4(b), (ii) termination of this Agreement by Roche in its entirety or in a region or country or in respect of a Memory Product or 3454 Product pursuant to Section 16.4 hereof, or (iii) termination of this Agreement by Memory in its entirety or in a region pursuant to Article 3, any and all rights and licenses of any kind or nature granted by Memory to Roche under this Agreement (or, as applicable, with respect to termination of this Agreement as to a country, region, Memory Product or 3454 Product, respectively) shall terminate on the effective date of termination. For the purposes of this Section 16.5, in the event of any such termination, the following shall apply.

[*] CONFIDENTIAL TREATMENT REQUESTED

(a)
Roche shall, upon Memory’s written request, assign and transfer (or, with respect to termination of this Agreement as to any country or region, exclusively license) to Memory, or its Affiliates as requested by Memory, at no expense to Memory, or its Affiliates, and free of any liens, pledges or security interests other than those incurred in the commercialization of any Memory Product or 3454 Product, all of Roche’s right, title and interest in and to the relevant Memory Products or 3454 Product, together with an assignment of (or, with respect to termination of this Agreement as to any country or region, an exclusive license relating to such country or region) (i) all trademarks and trademark applications used or intended for use specifically for the relevant Memory Product(s) or 3454 Product, (ii) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for the relevant Memory Product(s) or 3454 Product, and (iii) all data, including clinical data, materials and information of any kind or nature whatsoever, in Roche’s possession or in the possession of its Affiliates or its or their respective agents related to the relevant Memory Compounds and/or Compound 3454 and/or Memory Product(s) and/or 3454 Product and (iv) all rights relating to the infringement of Memory Patent Rights and/or Collaboration Patent Rights, related to and necessary for the commercialization of the relevant Memory Product(s) or 3454 Product . Without limiting the generality of the preceding sentence, Memory shall, upon such transfer (or exclusive license, as appropriate), have the right to disclose such filings, approvals and data to (x) governmental agencies of the country or region to the extent required or desirable to secure government approval for the development, manufacturing or sale of such Memory Products or 3454 Product in the country or region, (y) Third Parties acting on behalf of Memory, its Affiliates or sublicensees, to the extent reasonably necessary or desirable for the development, manufacture, or sale of such Memory Products or 3454 Product in the country or region, and (z) Third Parties to the extent reasonably necessary or desirable to market such Memory Products or 3454 Product in the country or region. All such filings, approvals and data may be transferred to Memory pursuant to this Section 16.4 by a reference database and shall be deemed to be Memory Confidential Information. In addition, Roche may retain access to the transfer database or a copy of all of such filings, approvals and data for archival purposes.

(b)
In addition, for a given Memory Product, 3454 Product and country or region so terminated, or for the Territory in the case of termination of this Agreement in its entirety, Roche hereby grants to Memory the right to obtain a sole and exclusive, royalty bearing license, under Collaboration Patent Rights and Roche Know-How Covering such Memory Product or 3454 Product and Roche trademarks used or intended for use in connection with the sale of such Memory Product or 3454 Product, to make, have made, use, offer for sale, sell, import and export such Memory Product(s) or 3454 Product in such country, region or the Territory, as applicable. Memory shall exercise such right by giving written notice thereof to Roche within sixty (60) days after the date of termination. In consideration of such license, Memory shall pay Roche reasonable milestones and royalties consistent with industry practices as may be mutually agreed upon by the Parties

[*] CONFIDENTIAL TREATMENT REQUESTED

(such royalties not to exceed [*] percent ([*]%) of Net Sales); and if the Parties are unable to agree upon such financial terms, such matter shall be resolved by arbitration in accordance with Article 17.

(c)
Roche shall supply, or cause to be supplied, to Memory, upon Memory’s written request, Memory or its licensee’s clinical and/or commercial requirements of such Memory Compounds or Compound 3454 [*] pursuant to a supply agreement to be negotiated in good faith by the parties, provided that (i) such requirements shall be supplied to Memory or its licensee at Roche’s direct manufacturing costs and allocation of manufacturing overhead, and (ii) Roche’s supply obligation shall not continue for more than [*] years after such termination, and (iii) Roche shall maintain the same quality and specifications relating to such Memory Compounds, Compound 3454, Memory Product(s) and 3454 Product(s) as immediately prior to notice of termination, and (iv) as to other terms, such agreement shall be reasonably consistent with Roche’s other arm’s length supply agreements, and (v) Memory shall use reasonable best efforts to effect a transfer as soon as practicable of manufacturing activities relating to such Memory Compounds, Compound 3454, Memory Product(s) and 3454 Product(s) from Roche to another supplier. In addition, Roche shall also transfer to Memory and its designated supplier a manufacturing transfer package that will enable Memory or such designated supplier to manufacture such Memory Compounds, Compound 3454, Memory Product(s) or 3454 Product(s) in a timely manner.

Roche shall take prompt actions, including the execution of such instruments, agreements and documents, as are necessary or desirable to effect the foregoing. It is agreed such transfers and actions shall commence as soon as practicable and shall be completed [*] in a manner that will permit Memory to continue without interruption the business of developing, manufacturing, marketing and selling such Memory Product(s) or 3454 Products.

Upon any termination of this Agreement in whole or in part, [*].

Upon any termination [*] Roche’s license under Section 2.1 with respect to Memory Compounds and Memory Products shall terminate. [*].

Upon [*] termination [*] Memory shall [*] have the right to negotiate with Roche for not more [*] an assignment of [*] rights to any Collaboration Products and/or to obtain the sole and exclusive, royalty bearing license under the Collaboration Patent Rights and Roche Know-How Covering such Collaboration Product(s) and Roche trademarks used or intended for use in connection with the sale of such Collaboration Product(s)[*].

16.6
Royalty and Payment Obligations. Notwithstanding anything contained in this Agreement to the contrary except Section 16.4(a), termination of this Agreement by either Party for any reason will not release Roche from any obligation to pay royalties or make any payments to Memory which were accrued prior to the effective date of termination (including for sales made and Events achieved under Article 4, prior to the date of termination) or with respect to any Collaboration Compounds, and Collaboration

[*] CONFIDENTIAL TREATMENT REQUESTED

Products (and, to the extent the Licenses to Compound 3454 and 3454 Products survive, Compound 3454 and/or any 3454 Products) in the amounts, at the times and in the manner set forth in this Agreement as if this Agreement had not terminated, in whole or in part, provided that the obligations under Section 13.2(O) shall not survive with respect to any non-accrued obligations. However, except as is otherwise provided in this Agreement, termination of this Agreement by either Party for any reason will release Roche from any obligation to pay royalties or make any payments to Memory with respect to any Memory Products and 3454 Products which would have otherwise become accrued after the effective date of termination.

16.7
Termination for Failure to Satisfy the Condition Subsequent. Either Party may terminate this Agreement in its entirety, upon ten (10) days prior written notice to the other Party if the condition subsequent under Section 16.1 has not been fulfilled by December 31, 2006, in which case, upon termination there shall be no liabilities for obligations on the part of either party except that Article 15 shall survive such termination and except for any breach of Section 16.1, and the provisions of the Original Strategic Alliance Agreement shall remain in full force and effect.

16.8
Survival of Obligations. Article 6, Section 13.1, Section 13.5, Section 13.6, Section 13.7, Article 14, Article 15, Section 16.5, Section 16.6, Section 16.8, Article 17 and Article 18, and any definitions used in such Section or Article, shall survive the termination of this Agreement in its entirety. Except for obligations which clearly are not intended to continue in respect of a partial termination (including the diligence obligation, and except as provided in Section 16.6, royalty obligations), with respect to the region, country or Product terminated, all obligations in this Agreement shall survive a partial termination.

Article 17. Arbitration
          Any dispute, controversy or claim (“Dispute”) arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof, that cannot be settled amicably by the Parties after a good faith discussion to resolve the Dispute by the appropriate officers of the Parties, shall be submitted by either Party to arbitration conducted in accordance with the rules then in effect of the American Arbitration Association (“AAA”). Arbitration shall take place in Newark, New Jersey and shall be conducted by three (3) arbitrators, one of whom shall be designated by each Party, and the third selected by the other two (2) arbitrators, all within the time limits established by the then existing rules of the AAA. If the two (2) designated arbitrators are unable to agree upon a third arbitrator by two (2) months after submission of the matter to arbitration, the AAA shall select such third arbitrator within three (3) months of such original submission. The written decision of the arbitrators shall be final and binding on the parties and may be enforced in any court having jurisdiction over the Parties or their current assets. The award rendered by the arbitrators shall include the cost of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and in the event of a termination, in whole or in part, a transition procedure, including the performance of transition services by Roche, so as to maintain the value of the assets being transferred to Memory and, to the extent contemplated by Section 16.4, permit Memory to conduct the business being transferred to it. The parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure then in effect in the District of New Jersey. If the issues in dispute involve
[*] CONFIDENTIAL TREATMENT REQUESTED

scientific or technical matters, at least one of the arbitrators chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the Field and pharmaceutical drug development. Notwithstanding the preceding provisions of this Article 17, with respect to any breach or threatened breach of this Agreement of Section 15.1, 16.4 or any other provision where a Party would not be appropriately compensated by the payment of money, a party has a right to seek injunctive relief from any court of competent jurisdiction to enjoin such breach or threatened breach and/or to seek specific performance. [*]
          In the event of a Dispute, a Party shall have no right to toll or delay any obligation in this Agreement unrelated to the Dispute as a result of the Dispute. By way of example, if Roche owes Memory $5,000,000 and claims a $2,000,000 payment is not due by reason of breach of Memory, then Roche shall pay the $5,000,000, and the parties will resolve such $2,000,000 Dispute pursuant to Article 17.
Article 18. Miscellaneous
18.1	Indemnification.
(a)
Roche agrees to defend Memory and the other Memory Indemnified Parties at Roche’s cost and expense, and will indemnify and hold Memory and its directors, officers, employees and agents (the “Memory Indemnified Parties”) harmless from and against any claims, losses, costs, damages, fees or expenses arising out of or otherwise relating to (i) activities of Roche and its Affiliates in the conduct of the Strategic Alliance, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Product by Roche, its Affiliates or sublicensees, and each of their distributors, representatives or anyone in privity therewith, or (iii) the gross negligence or willful misconduct of Roche, its Affiliates or sublicensees. In the event of any such claim against the Memory Indemnified Parties by a Third Party, Memory shall promptly notify Roche in writing of the claim (provided that any failure or delay to notify shall not excuse any obligations of Roche except to the extent Roche is actually prejudiced thereby) and Roche shall solely manage and control, at its sole expense, the defense of the claim and its settlement provided further that Roche shall not settle any such claim, if such settlement may have an adverse effect on Memory, without the prior written consent of Memory, which consent shall not be unreasonably withheld. The Memory Indemnified Parties shall cooperate with Roche and may, at their option and expense, be represented in any such action or proceeding. Roche shall not be liable for any litigation costs or expenses incurred by the Memory Indemnified Parties without Roche’s written authorization.

(b)
Memory agrees to defend Roche and the other Roche Indemnified Parties at Memory’s cost and expense, and will indemnify and hold Roche and its directors, officers, employees and agents (the “Roche Indemnified Parties”) harmless from and against any claims, losses, costs, damages, fees and expenses arising out of any claim, arising out of or otherwise relating to (i) activities of Memory in the conduct of the Strategic Alliance, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Product by Memory, its Affiliates, licensees

[*] CONFIDENTIAL TREATMENT REQUESTED

other than Roche, sublicensees and each of their distributors, representatives or anyone in privity therewith (a “Roche Responsible Person”) (but only to the extent same is a consequence of Article 3 and/or Article 16), and (iii) the gross negligence or willful misconduct of Memory, its Affiliates, licensees, distributors, representatives or anyone in privity therewith other than a Roche Responsible Person. In the event of any such claim against the Roche Indemnified Parties by a Third Party, Roche shall promptly notify Memory in writing of the claim (provided that any failure or delay to notify shall not excuse any obligation of Memory except to the extent Memory is actually prejudiced thereby) and Memory shall solely manage and control, at its sole expense, the defense of the claim and its settlement provided further that Memory shall not settle any such claim if such settlement may have an adverse effect on Roche without the prior written consent of Roche, which consent shall not be unreasonably withheld. The Roche Indemnified Parties shall cooperate with Memory and may, at their option and expense, be represented in any such action or proceeding. Memory shall not be liable for any litigation costs or expenses incurred by the Roche Indemnified Parties without Memory’s written authorization.

18.2
Force Majeure. Neither Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations and time periods for so long as such force majeure continues.

18.3
Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Memory to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement under Article 16, the Parties agree that Roche, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

18.4	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New Jersey, without giving effect to principles of conflicts of law.

18.5
Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

18.6
Notices. Any notice or other communication in connection with this Agreement must be in writing and may be given by any of the following methods: (i) personal delivery against a signed receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) by overnight delivery service which obtains a signed receipt. Notice shall be effective when delivered to the addressee at the address listed below or such

[*] CONFIDENTIAL TREATMENT REQUESTED

other address as the addressee shall have specified in a written notice actually received by the addresser.

If to Memory:
Memory Pharmaceuticals Corp.
100 Philips Parkway
Montvale, New Jersey 07645
Attn: Chief Executive Officer
Attn: Head of Business Development
and
Sills Cummis Epstein & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attn: Ira A. Rosenberg, Esq.
If to Roche:
F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070
Basel, Switzerland
Attn: Legal Department
and
Hoffmann La-Roche Inc.
340 Kingsland Street
Nutley, NJ 07110
Attn.: Corporate Secretary
18.7
No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party. Each Party shall be an independent contractor, not an employee or partner of the other Party. Each Party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

18.8
Entire Agreement. This Agreement and the Exhibits and Schedules hereto (which Exhibits and Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

[*] CONFIDENTIAL TREATMENT REQUESTED

18.9	Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

18.10
Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.

18.11
Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to any other party who acquires all or substantially all of the pharmaceutical business of the assigning Party by merger, sale of assets or otherwise, subject to Roche’s rights pursuant to Sections 3.2(b) and 7.5(g) and so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement. Notwithstanding the preceding, if Memory assigns its rights and/or obligations under this Agreement to a party who acquires all or substantially all of the pharmaceutical business of Memory by merger, sale of assets or otherwise, then Memory’s rights under Section 2.4 shall become null and void

18.12
Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns under Section 18.11. To the extent a Party has the right to terminate this Agreement in connection with a Change of Control, the preceding sentence shall not in any manner affect or reduce such Party’s right to terminate.

18.13	Intentionally Omitted.

18.14
Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with international accounting standards (“IAS”), as in effect from time to time. Unless the context otherwise requires, countries shall include territories.

18.15	Counterparts. This Agreement may be executed by fax and in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.
[*] CONFIDENTIAL TREATMENT REQUESTED

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the dates below written.

MEMORY PHARMACEUTICALS CORP.		HOFFMANN-LA ROCHE INC.

By:	/s/ James R. Sulat	By:	/s/ Dennis E. Burns
Title:	Chief Executive Officer	Title:	Vice President,
Global Head of Business Development

F. HOFFMANN-LA ROCHE LTD

		By:	/s/ Stefan Arnold
		Title:	Deputy Director

		By:	/s/ Dr. Peter Hug
		Title:	Executive Vice President,
Pharma Partnering
[*] CONFIDENTIAL TREATMENT REQUESTED

Schedule 1
Compound 3454 Data and Reports
[*]
[*] CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2
Intentionally Omitted
[*] CONFIDENTIAL TREATMENT REQUESTED

Schedule 3
[*] Guidelines for Compounds
[*]
[*] CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 4
End of Phase I Criteria
[*]
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A
Workplan
[*]
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B
Payments With Respect to 3454 Products
1.	Payments to Maintain Roche License Rights with respect to 3454 Products.
(a)
Neurological Indications. Roche shall pay to Memory, in order to maintain its license rights with respect to 3454 Products pursuant to Section 4.4 of the Agreement and the other provisions of the Agreement with respect to such 3454 Products, the following non-refundable and non-creditable payments upon the first occurrence of the following Events for such any such 3454 Product.

Event	Payment (mio US$)
[*](or foreign equivalent) for a Neurological Indication and delivery of the data and reports specified in Schedule 1	[*]
[*] (or foreign equivalent) for a Neurological Indication and delivery of the data and reports specified in Schedule 1	[**]

(b)
Psychiatric Indications. Roche shall pay to Memory, in order to maintain its license rights with respect to 3454 Products pursuant to Section 4.4 of this Agreement and the other provisions of the Agreement with respect to such 3454 Products, the following non-refundable and non-creditable payments upon the first occurrence of the following Events for any such 3454 Product.

Event	Payment (mio US$)
[*] (or foreign equivalent) for a Psychiatric Indication and delivery of the data and reports specified in Schedule 1	[*]
[*] (or foreign equivalent) for a Psychiatric Indication and delivery of the data and reports specified in Schedule 1	[*+]

Each payment in Section 1(a) and 1(b) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event. Roche will make each of such payments only once.

*	If any Product is for a Neurological indication other than Alzheimer’s Disease, then the payment shall be [*].

+	If any Product is for a Psychiatric Indication other than schizophrenia, then the payment shall be [*].
[*] CONFIDENTIAL TREATMENT REQUESTED

For the avoidance of doubt, the Parties confirm and agree that no amount payable under Section 4.4 of the Agreement or this Exhibit B or any of the other Exhibits thereto shall reduce any royalties payable under Article V of the Agreement or any of the other Exhibits thereto.

2.	Development Event Based Payments.
(a)
Neurological Indications. Roche shall pay to Memory with respect to any 3454 Product the following non-refundable and non-creditable payments upon the first occurrence of the following Events for such 3454 Product:

Event	Payment (mio US$)
[*] (or a foreign equivalent) for a Neurological Indication	[*]
[*] for a Neurological Indication	[*]
[*] for a Neurological Indication	[*]

(b)
Psychiatric Indications. Roche shall pay to Memory with respect to any 3454 Product the following non-refundable and non-creditable payments upon the first occurrence of the following Events for such 3454 Product:

Event	Payment (mio US$)
[*] (or foreign equivalent) for a Psychiatric Indication	[*]
[*] for a Psychiatric Indication	[*]
[*] for a Psychiatric Indication	[*]

(c)	Other Indications. Roche shall pay to Memory the following non-refundable, non-creditable payments upon the first occurrence of the following Events for a 3454 Product:

Event	Payment (mio US$)
[*] (or foreign equivalent) for an Other Indication	[*]
[*] for an Other Indication	[*]
[*] for an Other Indication	[*]

[*] CONFIDENTIAL TREATMENT REQUESTED

Each payment in Section 2(a), 2(b) and 2(c) shall be due and payable by Roche within sixty (60) days after occurrence of the applicable Event. Roche will make each of such payments only once.

For the avoidance of doubt, the Parties confirm and agree that no amount payable under Section 4.4 of the Agreement or this Exhibit B or any of the other Exhibits thereto shall reduce any royalties payable under Article 5 of the Agreement or any of the other Exhibits thereto.

[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C
Payments with respect to Memory Products
Roche shall pay to Memory with respect to each Memory Product the following non-refundable and non-creditable payments upon each occurrence of the following Events with respect to such Memory Product:

Event	Payment (mio US$)
[*] (or a foreign equivalent) for any Indication	[*]
[*] (or a foreign equivalent) for any Indication	[*]
[*] (or a foreign equivalent) for any Indication	[*]
[*] (or a foreign equivalent) for any Indication	[*]
[*] for any Indication	[*]
[*] for any Indication	[*]

Each payment described in this Exhibit C shall be due and payable by Roche within sixty (60) days after the occurrence of the applicable Event. Roche will make each of such payments (i) upon the occurrence of each of such Events, regardless of how many Memory Products achieve such Events and (ii) only once with respect to each Memory Product.
For the avoidance of doubt, the Parties confirm and agree that (i) no amount payable under Section 4.4 of the Agreement or this Exhibit C shall reduce any royalties payable under Article 5 of the Agreement or any of the other Exhibits thereto and (ii) the milestones and royalties payable with respect to 3454 Products are set forth, respectively, in Exhibit B and Exhibit E.
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D
Payments with respect to Collaboration Products
Roche shall pay to Memory with respect to each Collaboration Product the following non-refundable and non-creditable payments upon each occurrence of the following Events with respect to such Collaboration Product:

Event	Payment (mio US$)
[*] (or a foreign equivalent) for any Indication	[*]
[*] (or a foreign equivalent) for any Indication	[*]
[*] (or a foreign equivalent) for any Indication	[*]
[*] (or a foreign equivalent) for any Indication	[*]
[*] for any Indication	[*]
[*] for any Indication	[*]

Each payment described in this Exhibit D shall be due and payable by Roche within sixty (60) days after the occurrence of the applicable Event. Roche will make each of such payments (i) upon the occurrence of each of such Events, regardless of how many Collaboration Products achieve such Events and (ii) only once with respect to each Collaboration Product.
For the avoidance of doubt, the Parties confirm and agree that no amount payable under Section 4.4 of the Agreement or this Exhibit D shall reduce any royalties payable under Article 5 of the Agreement or any of the other Exhibits thereto.
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT E
Royalties with respect to 3454 Products
1.
Royalties for Neurological Indications. Roche shall pay to Memory the following payments for a given 3454 Product having a Regulatory Approval for a Neurological Indication, based upon the Net Sales of such 3454 Product, which such Net Sales shall be subject to adjustment as provided in Article 5 of the Agreement and this Exhibit E. Such royalty payments shall be calculated by multiplying the following percentages by the following annual Net Sales of such 3454 Product (all Net Sales amounts in $ US million):

Annual Net Sales	Percent (%) of Net Sales
> 0 - < [*]	[*]
> [*] - < [*]	[*]
> [*] - < [*]	[*]
> [*]	[*]

By way of illustration, assume in calendar year 2012 that (i) Net Sales of the 3454 Product total $ [*] and (ii) no adjustments or deductions to payments under Article 5 of the Agreement or this Exhibit E apply. The royalties due and payable by Roche to Memory for such Net Sales would be $ [*], calculated as follows:

Applicable
Net Sales (in	Sales-Based Payment	Amount Payable (in
millions)	Percentage	millions)
US$ [*]	[*] %	US$ [*]
US$ [*]	[*] %	US$ [*]
US$ [*]	[*] %	US$ [*]
US$ [*]	[*] %	US$ [*]
Total		US$ [*]

2.
Royalties for Psychiatric Indications. Roche shall pay to Memory the following payments for a given 3454 Product having a Regulatory Approval for a Psychiatric Indication, based upon the Net Sales of such 3454 Product, which such Net Sales shall be subject to adjustment as provided in Article 5 of the Agreement and this Exhibit E. Such royalty payments shall be calculated by multiplying the following percentages by the following annual worldwide Net Sales of such 3454 Product (all Net Sales amounts in $ US million):

Annual Net Sales	Percent (%) of Net Sales
> 0 - < [*]	[*]
> [*] - < [*]	[*]
> [*] - < [*]	[*]
> [*]	[*]

[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT F
Royalties with respect to Memory Products
Roche shall pay to Memory the following payments for each Memory Product having a Regulatory Approval for any Indication, based upon the Net Sales of such Memory Product, which such Net Sales shall be subject to adjustment as provided in Article 5 of the Agreement and this Exhibit F. Such royalty payments shall be calculated by multiplying the following percentages by the following annual Net Sales of such Memory Product (all Net Sales amounts in $ US million):

Annual Net Sales	Percent (%) of Net Sales
> 0 - < [*]	[*]
> [*] - < [*]	[*]
> [*]	[*]

By way of illustration, assume in calendar year 2012 that (i) Net Sales of Memory Products total $[1,700,000,000] and (ii) no adjustments or deductions to payments under Article 5 of the Agreement or this Exhibit F apply. The royalties due and payable by Roche to Memory for such Net Sales would be $ [165 million], calculated as follows:

Applicable
Net Sales (in	Sales-Based Payment	Amount Payable (in
millions)	Percentage	millions)
US$[*]	[*] %	US$[*]
US$[*]	[*] %	US$[*]
US$[*]	[*] %	US$[*]
Total		US$[*]

[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT G
Royalties with respect to Collaboration Products
Roche shall pay to Memory the following payments for each Collaboration Product having a Regulatory Approval for any Indication, based upon the Net Sales of such Collaboration Product, which such Net Sales shall be subject to adjustment as provided in Article 5 of the Agreement and this Exhibit G. Such royalty payments shall be calculated by multiplying the following percentages by the following annual Net Sales of such Collaboration Product (all Net Sales amounts in $ US million):

Annual Net Sales	Percent (%) of Net Sales
> 0 - < [*]	[*]
> [*] - < [*]	[*]
> [*]	[*]

     By way of illustration, assume in calendar year 2012 that (i) Net Sales of Collaboration Products total $[*] and (ii) no adjustments or deductions to payments under Article 5 of the Agreement or this Exhibit G apply. The royalties due and payable by Roche to Memory for such Net Sales would be $[*], calculated as follows:

Applicable
Net Sales (in	Sales-Based Payment	Amount Payable (in
millions)	Percentage	millions)
US$[*]	[*] %	US$[*]
US$[*]	[*] %	US$[*]
US$[*]	[*] %	US$[*]
Total		US$[*]

[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT H
Intentionally Omitted
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT I
Memory Patent Rights
[*]
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT J
Memory Patent Rights Primarily Applicable
to Memory Screening Technology
[*]
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT K
Heads of Agreement for Co-Promotion
of 3454 Product
     1. Memory Election to Co-Promote. Memory shall have the right to elect to co-promote each 3454 Product in the US, on a Product-by-Product basis, during the Co-Promotion Term beginning on the date of the first commercial sale of such 3454 Product in the Co-Promotion Territory. Within forty-five (45) days after the end of Phase II with respect to each 3454 Product, Roche shall provide Memory with (i) the results and analysis of Phase II studies, and (ii) Roche’s then final, approved Phase III development plan (including budget). Memory shall exercise its co-promotion right with respect to each 3454 Product by giving written notice thereof to Roche within forty-five (45) days after receipt of the items described in the immediately preceding sentence.
     2. Co-Promotion Territory. United States of America and its possessions and territories, including Puerto Rico.
     3. Term and Termination. The Co-Promotion Term for each 3454 Product shall be for a period of ten (10) years from the first commercialization of such 3454 Product in the first approved co-promotion indication in the Co-Promotion Territory. Memory shall have the right to terminate the Co-Promotion Agreement with respect to any 3454 Product if the Net Sales thereof in the US are less than an amount for which a co-promotion arrangement for such 3454 Product would be financially practicable and profitable.
     4. Assignability. Memory may not assign its co-promotion rights without Roche’s express written consent.
     5. Additional Indications. The co-promotion by the Parties with respect to any 3454 Product that has received a Regulatory Approval for a Neurological Indication or a Psychiatric Indication and has been the subject of a Launch in the US shall extend to any additional Neurological Indication or Psychiatric Indication which Roche determines to obtain the applicable Regulatory Approvals to market and sell the 3454 Product in the US for such additional Neurological Indication or Psychiatric Indication. In such case, Memory shall be responsible for [*] percent ([*]%) of the cost of obtaining such Regulatory Approvals, including the cost of conducting clinical trials, which shall be paid by Memory to Roche promptly after Roche obtains all Regulatory Approvals for such 3454 Product in the US to enable Roche and Memory to market and sell such 3454 Product in the US for such additional Neurological Indication or Psychiatric Indication.
          If Roche has received all Regulatory Approvals in the US to market and sell a 3454 Product for a Neurological Indication or a Psychiatric Indication and an Other Indication and is the subject of co-promotion by Memory, the Parties shall negotiate in good faith and agree upon an equitable adjustment to the compensation and cost-sharing provisions set forth in the Co-Promotion Agreement, to account for the fact that Memory shall not have any right or obligation to co-promote such 3454 Product for the Other Indication.
[*] CONFIDENTIAL TREATMENT REQUESTED

     6. Financials. If Memory exercises its right to co-promote a 3454 Product in the Co-Promotion Territory, Memory will be responsible for (i) carrying out [*] percent ([*]%) of the 3454 Product detailing and (ii) [*] percent ([*]%) of the marketing costs of such 3454 Product in the US; and Memory shall be entitled to receive from Roche [*] percent ([*]%) of the gross profits from the sale of such 3454 Product in the US. For avoidance of doubt, the marketing costs referred to in Section 5(ii) hereto do not include any direct cost of Roche field force; by way of example, but not limitation, marketing costs include direct to consumer advertising, professional journal advertising and professional symposia. In addition, if Memory exercises its right to co-promote a 3454 Product, the royalties otherwise payable by Roche to Memory hereunder with respect to the Net Sales of such 3454 Product in the US shall be reduced by [*] percent ([*]%). Furthermore, in order to exercise its right to co-promote a 3454 Product, Memory must make a one-time payment to Roche in the amount of [*] percent ([*]%) of Roche’s budgeted Phase III global development costs for such 3454 Product as set forth in Roche’s final, approved Phase III development plan (including budget).
     7. Governance. Within ninety (90) days after Memory’s notice to Roche that it wishes to co-promote a 3454 Product, the Parties shall form a Joint Promotional Team (“JPT”), which will oversee the co-promotional activities of the Parties with respect to such 3454 Product. Consistent with prudent business practices, the JPT will discuss co-promotional activities relating to such 3454 Product and establish mechanisms for achieving an effective co-promotion collaboration. The JPT shall be comprised of three Roche representatives and one Memory representative, and a Roche representative will be Chair of the JPT. Each Party shall have one collective vote, and decisions shall be made by consensus. For avoidance of doubt, the final decision in all co-promotion matters will reside with Roche.
     8. Memory’s Obligations. Memory must provide at least [*] percent ([*]%) of the total promotional effort in a given calendar year as established by number and type of details in accordance with the Co-Promotion Plan. Memory may not subcontract its field sales force to fulfill its co-promotion obligations.
     9. Roche’s Obligations and Authority. Roche shall be ultimately responsible for establishing and modifying the terms and conditions with respect to the sale of the 3454 Product, including, without limitation, pricing for the 3454 Product. Roche shall provide Memory, without charge, with copies of relevant training materials regarding the detailing and promotion of the 3454 Product. Memory shall then supply such copies of such training materials to its sales force. Roche may elect, at its discretion, to make available sales and training personnel to assist Memory in training Memory’s sales force to detail and promote the 3454 Product. For avoidance of doubt, each Party has final responsibility for the adequate training of its own sales force.
     10. Non-Solicitation. Neither Party shall recruit sales personnel from the other Party.
     11. Reporting Provisions. The Parties will negotiate in good faith and agree to appropriate reporting provisions to be included in the Co-Promotion Agreement. Memory shall have an obligation to report adverse events to Roche in a timely fashion.
[*] CONFIDENTIAL TREATMENT REQUESTED

     12. Indemnification. Each Party shall indemnify the other Party for all claims related to the marketing or promotion of the 3454 Product to the extent that such Party is negligent or fails to promote the 3454 Product in accordance with applicable federal and state laws.
     13. Full Agreement. Consistent with the terms of this Heads of Agreement, the Co-Promotion Agreement shall contain ordinary and customary terms for an agreement in which a pharmaceutical product of like nature is jointly co-promoted and detailed in the US, such as insurance, additional warranties and the like.
[*] CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT L
Included Roche Compounds
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[*] CONFIDENTIAL TREATMENT REQUESTED